UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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USA TRUCK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 3, 2016

To the Stockholders of USA Truck, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders ("Annual Meeting") of USA Truck, Inc. (the "Company," "we," "us," or "our") will be held at our corporate offices at 3200 Industrial Park Road, Van Buren, Arkansas 72956, on Tuesday, May 3, 2016, at 10:00 a.m., local time, for the following purposes:

1.	To elect three (3) Class III directors for a term expiring at the 2019 Annual Meeting.

2.	Advisory approval of the Company’s executive compensation.

Only holders of record of our common stock at the close of business on March 9, 2016, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the year ended December 31, 2015, is being mailed to stockholders contemporaneously with the mailing of this Notice and Proxy Statement. Except to the extent it is incorporated by specific reference, the enclosed copy of our 2015 Annual Report is not incorporated into this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 3, 2016

We have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and, (ii) notifying you of the availability of our proxy materials on the Internet. This Notice of Meeting, Proxy Statement, and our Annual Report to Stockholders for the fiscal year ended December 31, 2015, are available online and may be accessed at http://www.cstproxy.com/usa-truck/2016. We do not use "cookies" or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors
David F. Marano
Secretary
Van Buren, Arkansas
April 6, 2016

YOUR VOTE IS IMPORTANT.

To ensure your representation at the annual meeting, you are requested to promptly date, sign and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by following the electronic voting instructions found on the proxy card you receive or by telephone using a touch-tone telephone and calling the number contained on the proxy card you receive.  Returning your proxy now will not interfere with your right to attend the annual meeting or to vote your shares personally at the annual meeting, if you wish to do so. The prompt return of your proxy may save us additional expenses of solicitation.

USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on May 3, 2016

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of USA Truck, Inc., a Delaware corporation (the "Company," "USA Truck," "we," "our" or "us"), for use at the Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. Our mailing address is 3200 Industrial Park Road, Van Buren, Arkansas 72956, and our telephone number is (479) 471-2500.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain of our officers and employees, who will receive no special compensation therefor, may solicit proxies in person or by telephone, telegraph, facsimile or other means. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock.

The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to stockholders is April 6, 2016.

Revocability of Proxy

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to David F. Marano, Secretary of the Company, by execution and delivery to the Company of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented at the Annual Meeting by properly executed proxies will be voted as directed therein. If no direction is given, such shares will be voted for election of all nominees for director, for approval, in an advisory and non-binding vote, of the compensation of our Named Executive Officers, and at the discretion of the person(s) named as proxy(ies) therein on any other matters that may properly come before the Annual Meeting or any adjournments thereof.

Outstanding Stock and Voting Rights

The Board of Directors has fixed the close of business on March 9, 2016, as the record date for determining the stockholders having the right to notice of, and to vote at, the Annual Meeting. As of the record date, March 9, 2016, 9,563,038 shares of common stock were outstanding and entitled to vote at the meeting. Each stockholder will be entitled to one vote for each share of common stock owned of record on the record date. The stock transfer books of the Company will not be closed. Stockholders are not entitled to cumulative voting with respect to the election of directors. The holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, are necessary to constitute a quorum.

Required Affirmative Vote and Voting Procedures

Our bylaws provide that the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at an Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions or broker non-votes will have no effect on the election of directors. However, at any stockholder meeting at which a director is subject to an uncontested election, any nominee for director who receives a greater number of votes "withheld" from or voted "against" his or her nomination than are voted "for" such election, excluding abstentions, shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. See "Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – Nominating and Corporate Governance Committee –Additional Corporate Governance Policies" for additional information regarding our majority vote policy. Approval of any other matter submitted to stockholders each requires the affirmative vote of a majority of votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposed corporate action. Accordingly, abstentions and broker non-votes will have no effect on the approval of any other matter submitted to stockholders.

If you are a holder of record of our common stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet, or (iii) by mailing your proxy card. Owners who hold their shares in street name will need to obtain a voting instruction form from the institution that holds their stock and must follow the voting instructions given by that institution.

The above-mentioned telephone and Internet-voting procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly. If you choose to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. If you wish to vote using the proxy card, complete, sign and date your proxy card and return it to us before the meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Restated and Amended Certificate of Incorporation provides that there shall be eight directors, subject to increases or decreases in such number by vote of the Board of Directors in accordance with the bylaws, classified into three classes, and that members of the three classes shall be elected to staggered terms of three years each. In accordance with the current bylaws, the number of directors constituting the entire Board has been increased to eleven. The Board presently consists of eleven persons.

The current term of office of the four Class III directors will expire at the 2016 Annual Meeting and three of those directors have been nominated for re-election at the meeting for a term expiring at the 2019 Annual Meeting:

Class III Term Expiring 2019 Robert A. Peiser Robert E. Creager Alexander D. Greene

Richard B. Beauchamp has decided not to stand for reelection. The Board has voted to reduce the size of Class III to three directors, effective upon expiration of the current terms of the Class III directors at the 2016 Annual Meeting.

Proxies may not be voted at the 2016 Annual Meeting for more than three nominees for election as directors. Each of the nominees has consented to serve if elected and, if elected, will serve until the 2019 Annual Meeting or until his successor is duly elected and qualified.

Class I and Class II directors are currently serving terms expiring in 2017 and 2018, respectively. Class I directors are William H. Hanna, James D. Simpson, III, Major General (Ret.) Barbara J. Faulkenberry, and M. Susan Chambers. Class II directors are John R. Rogers, Thomas M. Glaser, and Gary R. Enzor.

Mr. Simpson has decided to retire from the Board, effective immediately, following the Board and Board committee meetings held in connection with the 2016 Annual Meeting. The Board has voted to reduce the size of the Board to nine persons, effective upon the retirement of Mr. Simpson.

All duly submitted and unrevoked proxies will be voted FOR the nominees listed above, unless otherwise instructed. It is expected that the nominees will be available for election, but if for any unforeseen reason any nominee should decline or be unavailable for election, the persons designated as proxies will have full discretionary authority to vote for another person designated by the Nominating and Corporate Governance Committee.

Vote Required for Approval

Assuming the presence of a quorum at the Annual Meeting, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors. Any director subject to an uncontested election who is elected by a plurality and receives a greater number of votes "withheld" from or voted "against" his or her nomination than are voted "for" such election (excluding abstentions) shall be subject to the majority vote policy described under "Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – Nominating and Corporate Governance Committee – Additional Corporate Governance Policies."

Class III Director Nominees

Robert A. Peiser. Mr. Peiser, 67, has served as a director since February 2012. Mr. Peiser was appointed Vice Chairman of the Board in August 2012 and Chairman of the Board in November 2012. He is engaged in active service on public as well as private corporate and not-for-profit boards. Mr. Peiser also serves on the Board of SunCoke Energy, Inc., a public company providing raw material processing and handling to the steel and power industries, since March 2016. Previous public board service includes Standard Register Company (October 2013 to November 2015); Primary Energy Recycling Corp. (June 2013 to December 2014); Team Industrial Services, Inc. (July 2007 to September 2012); Solutia, Inc. (February 2008 to July 2012); and Signature Group Holdings, Inc. (June 2010 to May 2011). From 2008 to 2010, Mr. Peiser served as the Chief Executive Officer ("CEO") and Chairman of the Board of Omniflight Helicopters, Inc., an air medical services provider. Previously, Mr. Peiser served as President, CEO and a director of Imperial Sugar Company, a refiner and marketer of sugar products, from 2002 to 2008. We believe Mr. Peiser’s qualifications to serve on our Board of Directors include his broad-based executive, director and management experience with companies in transition in a variety of domestic and international industries. He is also the immediate past Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors ("NACD"). We believe his work with the NACD contributes to his being a valuable resource to our Board in the area of corporate governance best practices.

Robert E. Creager. Mr. Creager, 67, has served as a director since November 2012. Mr. Creager has chaired the Audit Committee since 2014, has been designated as our audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K and meets the financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market’s listing standards. Mr. Creager is a certified public accountant and has 39 years of public accounting and industry experience. Mr. Creager also serves as the Chairman of the Audit Committee of Mattress Firm Holding Corp., a publicly held mattress retailer, and as Chairman of the Audit Committee of Houston International Insurance Group, a property and casualty insurer, and is the current Treasurer and a Director of the Texas TriCities Chapter of the NACD. From April 2011 to January 2013, Mr. Creager served as Chairman of the Audit Committee of GeoMet, Inc., an independent natural gas exploration, development and production company. His experience includes 27 years as an Assurance Partner and a former Audit Practice Leader of the Houston office of PricewaterhouseCoopers LLP. We believe Mr. Creager’s qualifications to serve on our Board of Directors include his extensive financial experience and his service on other audit committees.

Alexander D. Greene. Mr. Greene, 57, has served as a director since May 2014. Mr. Greene currently serves as a director of Ambac Financial Group, Inc., a publicly held provider of financial guarantees and other financial services. Mr. Greene served as a Managing Partner and Head of U.S. Private Equity with Brookfield Asset Management, a global asset management firm, from 2005 through 2014. Prior to Brookfield Asset Management, Mr. Greene was a Managing Director and co-head of Carlyle Strategic Partners at The Carlyle Group from 2003 to 2005. Previous board service includes Overseas Shipholding Group, Inc., a public company engaged in transporting crude oil, refined products, and liquid natural gas; Civeo Corporation, a provider of remote workforce accommodations to the oil and gas and mining industries; CWC Well Services Corp., a provider of contract drilling and well services to oil and gas companies in Western Canada; Longview Fibre Paper & Packaging, a manufacturer of specialty paper and packaging products; and the Tourette Syndrome Association. Mr. Greene brings to the Board of Directors over 30 years of experience leading private equity, restructuring and advisory transactions and experience serving on public and private boards, which we believe qualifies Mr. Greene to serve as a member of our Board of Directors.

The Board recommends that the stockholders vote "FOR" the election of the three nominees named above.

CONTINUING DIRECTORS

Class I Directors

William H. Hanna. Mr. Hanna, 55, has served as a director since 2005. Mr. Hanna has been President of Hanna Oil and Gas Company, an exploration and production company in the natural gas and crude oil industries, since 1990 and Chairman of Hanna Oil and Gas Company since 2010. He has worked in the oil and gas industry since 1983. Mr. Hanna is also a director of First National Bank of Fort Smith, Arkansas and is a member of their Audit, Loan Review, and Strategic Planning Committees. Mr. Hanna brings to the Board of Directors demonstrated management ability at senior levels. His position as President of Hanna Oil and Gas Company gives Mr. Hanna critical insights into our operational requirements, which we believe qualifies him to serve as a member of our Board of Directors.

James D. Simpson, III. Mr. Simpson, 75, has served as a director since 2010. Mr. Simpson is an investment banker with Stephens Inc., an investment banking firm, where he has been employed since 1969. Mr. Simpson brings to the Board of Directors in-depth knowledge of the capital markets, in particular for the transportation sector, which we believe allows him to provide critical insights to the other members of the Board of Directors and qualifies him to serve as a member of our Board of Directors. Mr. Simpson is also a director of 5-Star Sports Calendar, a developer and marketer of athletic promotional materials, and various volunteer organizations. In March 2016 Mr. Simpson notified the Board that he would be retiring from the Board, effective immediately following the Board and Board committee meetings held in connection with the 2016 Annual Meeting.

Major General (Ret.) Barbara J. Faulkenberry. General Faulkenberry, 56, has served as a director since January 2016. Prior to her retirement from the military in 2014, General Faulkenberry served as the Vice Commander, 18th Air Force, Scott Air Force Base, IL. Since then, General Faulkenberry has held positions as an advisor for Momentum Aerospace Group, a Trustee for the Air Force Academy's Falcon Foundation and a director of two non-profit organizations. General Faulkenberry brings to the Company senior leadership experience in the areas of logistics, operations, strategic planning, risk management, cyber defense, international negotiations, governmental affairs, and leadership development, which we believe qualifies her to serve as a member of our Board of Directors.

M. Susan Chambers. Mrs. Chambers, 58, has served as a director since March 2016. Since July 2015, Mrs. Chambers has served as principal of Chambers Consulting LLC. Mrs. Chambers served as the Chief Human Resource Officer for Wal-Mart Stores, Inc. from 2006 to her retirement in July 2015. Prior to 2006, Mrs. Chambers served in various positions at Wal-Mart Stores, Inc. since 1999, including Vice President of Application Development – Merchandising and Supply Chain Systems and Senior Vice President of Risk Management, Retirement and Benefits. Mrs. Chambers previously served as a director of a private banking institution. We believe that Mrs. Chambers' extensive experience in human resource, supply chain, and risk management qualifies her to serve on our Board of Directors.

Class II Directors

John R. Rogers. Mr. Rogers, 53, has served as President, CEO, and a director of the Company since January 2016. Prior to joining the Company, Mr. Rogers served as President, Energy & Chemicals, Americas at Exel Logistics, a supply chain and logistics company and a wholly owned subsidiary of Deutsche Post DHL Group, from April 2012 through January 2016. From March 2009 through April 2012, Mr. Rogers served as CEO Southern Europe at DHL Supply Chain, another supply chain and logistics company and also a wholly owned subsidiary of Deutsche Post DHL Group. Mr. Rogers also served in several capacities at DHL Supply Chain/Exel from 2000 through 2009, including Director – Automotive Sector, Mexico, Vice President – South America, and Senior Vice President – Greater China. We believe Mr. Roger's qualifications to serve on our Board of Directors include his extensive management and leadership experience in the supply chain and logistics industry and his role as President and CEO of the Company, which allows the Board of Directors to interface directly with senior management.

Thomas M. Glaser. Mr. Glaser, 66, has served as a director since May 2014. Mr. Glaser has worked as an independent consultant to the truckload industry since 2010, and served as our President and CEO from July 2015 to January 2016, and our Interim Chief Operating Officer ("COO") from April 2015 to July 2015 and January 2013 to June 2013. Mr. Glaser served as President and CEO of Arnold Transportation Services, Inc., a dry van freight services provider, from January 2008 to 2010, as well as a board member of Priority Transportation, Inc., from 2008 to 2010. Previously, Mr. Glaser held several positions at Celadon Group, Inc., from 2001 to 2007, most recently serving as President and COO. We believe Mr. Glaser’s considerable experience as a senior executive in the transportation industry qualifies him to serve as a member of our Board of Directors. Mr. Glaser was originally appointed to our Board of Directors pursuant to the Cooperation Agreement dated May 22, 2014, among the Company, Baker Street Capital Management, LLC and certain affiliates and Stone House Capital Management LLC and certain affiliates.  Mr. Glaser was a nominee for director at our 2015 annual meeting pursuant to the Cooperation Agreement dated February 25, 2015, among the Company, Baker Street Capital Management, LLC, and certain affiliates and the Cooperation Agreement dated February 25, 2015, among the Company, Stone House Capital Management, LLC, and certain affiliates.

Gary R. Enzor. Mr. Enzor, 53, has served as a director since September 2014. He is Chairman and CEO of Quality Distribution, Inc., a chemical bulk logistics services provider. Mr. Enzor has served as Chairman of Quality Distribution, Inc., since August 2013, has served as CEO since 2007, and as President since 2005. Mr. Enzor joined Quality Distribution, Inc. in 2004 as Executive Vice President and COO, prior to which Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company since 2002. Before joining Swift Transportation Company, Mr. Enzor held executive positions with Honeywell, Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.). We believe Mr. Enzor’s considerable experience in and thorough knowledge of the transportation and trucking industry qualifies him to serve as a member of our Board of Directors. Mr. Enzor was a nominee for director at our 2015 annual meeting pursuant to the Cooperation Agreement dated February 25, 2015, among the Company, Baker Street Capital Management, LLC, and certain affiliates and the Cooperation Agreement dated February 25, 2015, among the Company, Stone House Capital Management, LLC, and certain affiliates.

There is no family relationship between any director or executive officer and any other director or executive officer of the Company. None of the corporations or organizations referenced in the director biographies above is a parent, subsidiary, or other affiliate of the Company unless otherwise noted. Except as otherwise noted for Messrs. Enzor and Glaser, there are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.

CORPORATE GOVERNANCE

The Board of Directors and its Committees

Board of Directors

Meetings

In 2015, the Board of Directors held twenty meetings. During 2015, the Board had a standing Executive Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. The Board also formed an Executive Committee during 2015 to address matters relating to CEO transition. Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he or she served. We encourage the members of our Board of Directors to attend our Annual Meetings. Eight out of ten of our then-current directors attended the 2015 annual meeting. Mr. Simone, our former President, CEO, and director, was unable to attend the 2015 annual meeting due to health reasons. Mr. Perelman was unable to attend the 2015 annual meeting.

Director Independence

In determining the independence of its directors, the Board relies on the standards set forth in SEC regulations and The NASDAQ Stock Market’s Listing Standards, including NASDAQ Rule 5605(a)(2). To be considered independent under such standard, an outside director may not have a direct or indirect material relationship with us. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of us and our stockholders. In determining whether a material relationship exists, the Board considers, among other things, whether a director is a current or former employee of ours. Annually, our counsel reviews the Board’s approach to determining director independence and recommends changes as appropriate.

Consistent with these considerations, the Board has determined that, during 2015, all of our directors, with the exception of Mr. Thomas M. Glaser, who served as our President and CEO from July 2015 to January 2016 and our Interim COO from April 2015 to July 2015, and Mr. John M. Simone, who was our President and CEO from February 2013 to July 2015, were independent directors.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term operational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board of Directors in evaluating our business strategy is a key part of its assessment of management’s appetite for risk and also a determining factor of what constitutes an appropriate level of risk for us. The full Board of Directors participates in this annual assessment as we believe that risk oversight is most effective when the full knowledge, experience, and skills of all directors are brought to bear on the complex subject of risk management.

In this process, risk is assessed throughout the business, focusing on the following primary areas of risk: financial risk, legal and compliance risk, technology, safety, and security risk, and operational and strategic risk. Within these primary areas of risk, our Board of Directors, with the input of management, has identified specific areas of risk that are pertinent to our business. Our Board of Directors receives reports and has discussions with management with respect to such areas. The Board of Directors makes assignments to certain members of management to provide reports and to answer to the Board of Directors with respect to such areas. Furthermore, our Board of Directors engages in discussions at the Board level and with management in an attempt to identify currently unknown risks.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. For example, the Audit Committee reviews internal controls over financial reporting and, in connection therewith, receives an annual risk assessment report from our internal auditors. Additionally, in setting compensation, the Executive Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our overall business strategy. Finally, the Nominating and Corporate Governance Committee oversees enterprise risk. The Board’s role in risk oversight has not affected the leadership structure of our Board of Directors.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the execution of our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO and participates in setting the agenda for Board meetings and presides over meetings of the Board. Under our bylaws, we have provided for a formal office of CEO and established certain duties of the CEO that were previously reserved to the President and Chairman of the Board.

We have no current plans to separate the CEO and President roles, and our bylaws recite that the CEO shall be the President unless a separate CEO and President shall be appointed.

Committees of the Board of Directors

Executive Compensation Committee

The purpose of the Executive Compensation Committee is to recommend, to the Board, matters pertaining to compensation of our executive officers. The Executive Compensation Committee is also responsible for administering the grants of options and other awards to executive officers and other employees under the 2014 Omnibus Incentive Plan. Our Executive Compensation Committee’s extensive process for making executive compensation decisions is explained in more detail in "Executive Compensation – Compensation Discussion and Analysis – Procedures."

The charter for the Executive Compensation Committee sets forth the purpose and responsibilities of the Executive Compensation Committee in greater detail. The Executive Compensation Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate. A copy of the Executive Compensation Committee’s charter is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu.

The Executive Compensation Committee met thirteen times during 2015. The Executive Compensation Committee is comprised of Alexander D. Greene (Chairman), Richard B. Beauchamp, Robert E. Creager, and Gary R. Enzor, each of whom is an independent director. In determining the independence of our Executive Compensation Committee members, the Board considered several relevant factors, including, but not limited to, each director's source of compensation and affiliations. Specifically, each member of the Executive Compensation Committee (i) is independent under The NASDAQ Stock Market’s Listing Standards, including NASDAQ Rules 5605(a)(2) and 5605(d)(2)(A), (ii) meets the criteria set forth in Rule 10C-1(b)(1) under the Exchange Act, (iii) is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and U.S. Treasury Regulation Section 1.162-27; (iv) did not directly or indirectly accept any consulting, advisory, or other compensation fee from the Company, and (v) as determined by our Board, is not affiliated with the Company, any Company subsidiary or any affiliate of a Company subsidiary, and does not have any other relationship or accept any compensation from the Company, which would impair each respective member's judgment as a member of the Executive Compensation Committee.

During 2013, the Executive Compensation Committee selected an independent compensation consultant, Compensation Strategies, Inc. ("CSI"). CSI has provided analysis and recommendations that inform the Executive Compensation Committee’s decisions with respect to executive and director compensation in 2015 and 2016, including evaluating market pay data, providing analysis and input on program structure and providing updates on market trends and the regulatory environment as it relates to executive compensation. Pursuant to SEC rules and The NASDAQ Stock Market’s Listing Standards, the Executive Compensation Committee has assessed the independence of CSI, and concluded that no conflict of interest exists that would prevent CSI from independently advising the Executive Compensation Committee. In connection with this assessment, the Executive Compensation Committee considered, among others, the following factors: (i) the provision of other services to us by CSI, (ii) the amount of fees we paid to CSI as a percentage of CSI’s total revenue, (iii) CSI’s policies and procedures that are designed to prevent conflicts of interest, (iv) the absence of any business or personal relationship of CSI or the individual compensation advisors employed by CSI with any of our executive officers, (v) the absence of any business or personal relationship of the individual compensation advisors with any member of the Executive Compensation Committee, and (vi) the absence of any of our stock owned by CSI or the individual compensation advisors employed by CSI. CSI does not perform other services for us, and will not do so without the prior consent of the Executive Compensation Committee. The Executive Compensation Committee has the sole authority to approve the terms of CSI’s engagement. CSI’s role in establishing the compensation of our Named Executive Officers, to the extent material, is addressed under "Executive Compensation – Compensation Discussion and Analysis."

Report of the Executive Compensation Committee

In performing its duties, the Executive Compensation Committee, as required by the applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Executive Compensation Committee for 2015 follows.

The Report of the Executive Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Report of the Executive Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporated into this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors of USA Truck, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 3, 2016.

Based on that review and discussion, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

Executive Compensation Committee:
Alexander D. Greene (Chairman)
Richard B. Beauchamp
Robert E. Creager
Gary R. Enzor

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee is comprised of Alexander D. Greene (Chairman), Richard B. Beauchamp, Robert E. Creager, and Gary R. Enzor. William H. Hanna, Robert A. Peiser, James D. Simpson, III, and Vadim Perelman also served on the Executive Compensation Committee at times during 2015. All of the members who served on the Executive Compensation Committee during 2015 were independent as defined by defined by Rule 5605(a)(2) of The NASDAQ Stock Market's Listing Standards.

No member of the Executive Compensation Committee was an officer or employee of the Company at any time during 2015 or as of the date of this Proxy Statement, nor is any member of the Executive Compensation Committee a former officer of the Company. In 2015, other than Mr. Perelman, no member of the Executive Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of Regulation S-K in this Proxy Statement under the section entitled "Certain Transactions." Mr. Perelman was a principal of one of our stockholders who engaged in a registered secondary offering in 2015, in which we participated. See “Certain Transactions” for details regarding this offering and our participation.

During 2015, none of our executive officers served as a member of the board of directors or compensation committee (or other board committees performing equivalent functions) of another entity, one of whose executive officers served on our Executive Compensation Committee or otherwise served on our Board. Additionally, during 2015, none of our executive officers served as a director of another entity, one of whose executive officers served as a member of our Board or Executive Compensation Committee.

See "Certain Transactions" for a description of certain transactions between us and our other directors, executive officers, or their affiliates and "Executive Compensation – Director Compensation" for a description of compensation of the members of the Executive Compensation Committee.

Audit Committee

The Audit Committee has primary responsibility for assisting and directing the Board in fulfilling its oversight responsibilities with respect to our auditing, accounting and financial reporting processes. The Audit Committee’s primary responsibilities include:

●	Monitoring our financial reporting processes and systems of internal controls regarding finance and accounting;

●	Monitoring the independence and performance of our independent registered public accounting firm, and managing the relationship between us and our independent registered public accounting firm; and

●	Providing an avenue of communication among the Board, the independent registered public accounting firm and our management.

The Audit Committee has exclusive power to engage, terminate and set the compensation of our independent registered public accounting firm. The Audit Committee also evaluates and makes recommendations to the full Board with respect to all related-party transactions and other transactions representing actual or potential conflicts of interest, and reviews all such transactions at least annually. The Board has adopted a written charter for the Audit Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail. A copy of the Audit Committee’s charter, as of March 2, 2016, is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu.

The Audit Committee met six times during 2015. The Audit Committee is comprised of Robert E. Creager (Chairman), Richard B. Beauchamp, James D. Simpson, III, and William H. Hanna. Gary R. Enzor also served on the Audit Committee at times during 2015. The Board has determined that Robert E. Creager is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K, and meets the independence and financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market’s Listing Standards.

All of the members who served on the Audit Committee during 2015 were independent as defined by Rule 5605(a)(2) of The NASDAQ Stock Market’s Listing Standards and meet the independence and other requirements set forth for audit committee members in Rule 5605(c)(2)(A) of those Listing Standards. See "Report of Audit Committee."

In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K, and determines certain other matters, including the independence of our independent registered public accounting firm. The Audit Committee Report for 2015 is set forth below.

The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal controls over financial reporting. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management has primary responsibility for the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Company retains an independent registered public accounting firm, which is responsible for conducting an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon.

In performing its duties, the Audit Committee has reviewed and discussed with management and the Company’s registered independent public accounting firm the Company’s financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm. For the fiscal year ended December 31, 2015, the Audit Committee (i) reviewed and discussed the audited financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and Grant Thornton LLP, the Company’s independent registered public accounting firm; (ii) discussed with the independent registered public accounting firm the matters required to be disclosed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be modified, supplemented, or amended; (iii) received and discussed with the independent registered public accounting firm the written disclosures and the letter from such accounting firm required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended; and (iv)  discussed with the independent registered public accounting firm its independence. The Audit Committee also met in periodic executive sessions with representatives of the independent registered public accounting firm, management, and the Company’s internal audit personnel during 2015.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Audit Committee:
Robert E. Creager (Chairman)
Richard B. Beauchamp
James D. Simpson, III
William H. Hanna

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for (i) recommending to the full Board corporate governance guidelines applicable to us, (ii) leading the Board in its annual review of the Board’s performance, (iii) identifying individuals qualified to become Board members consistent with criteria approved by the Nominating and Corporate Governance Committee of the Board, (iv) overseeing enterprise risk, and (v) performing such other functions as are customarily performed by nominating and corporate governance committees. The members of the Nominating and Corporate Governance Committee are Gary R. Enzor (Chairman), William H. Hanna, Alexander D. Greene, and James D. Simpson, III. Robert A. Peiser, Robert E. Creager, and Vadim Perelman also served on the Nominating and Corporate Governance Committee at times during 2015. All of the directors who served on the Nominating and Corporate Governance Committee during 2015 were independent as defined by Rule 5605(a)(2) of The NASDAQ Stock Market's Listing Standards. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which sets forth the purpose and responsibilities of the Nominating and Corporate Governance Committee in greater detail. The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate. A copy of the Nominating and Corporate Governance Committee’s charter, as of March 2, 2016, is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu.

The Nominating and Corporate Governance Committee met five times during 2015. In order to be considered a director nominee, a person’s (including an incumbent director’s) nomination must be approved by both a majority vote of the Nominating and Corporate Governance Committee and the vote of a majority of all directors.

Whenever a determination has been made that it is necessary to nominate one or more persons, in addition to incumbent directors, the Nominating and Corporate Governance Committee will have primary authority for identifying persons who meet our required qualifications and who otherwise have the experience and abilities necessary to serve as effective members of the Board. The Nominating and Corporate Governance Committee may delegate this identification function to one or more of its members. In performing this function, the Nominating and Corporate Governance Committee may rely on such resources as it deems appropriate, including, without limitation, recommendations from our management, from our incumbent directors, from third parties or from stockholders. In addition, the Nominating and Corporate Governance Committee may, at our expense, engage the services of professional search firms or other consultants or advisers and may pay them such fees as the Nominating and Corporate Governance Committee shall determine to be reasonable and appropriate.

Each nominee should be committed to our basic beliefs as set forth in our Code of Business Conduct and Ethics and shall be an individual of integrity, intelligence, and strength of character. In addition, each nominee should have, among other attributes:

●	a reputation both personal and professional, consistent with our image and reputation;

●	relevant expertise and experience, including educational or professional backgrounds and should be able to offer advice and guidance to our management based on that expertise and experience;

●	a working knowledge of corporate governance issues and the changing role of boards;

●	demonstrated management and/or business skills or experience that will contribute substantially to the management of the Company;

●	a general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; and

●	an understanding of our business and the general trucking or transportation industry, or the willingness and ability to develop such an understanding.

Finally, in identifying and selecting persons for consideration as nominees, the Nominating and Corporate Governance Committee will consider the rules and regulations of the SEC and The NASDAQ Stock Market Listing Standards (or such other stock exchange or stock market on which our securities may be listed or traded from time to time) regarding the composition of the Board and the qualifications of its members.

The Nominating and Corporate Governance Committee may take such actions as it deems appropriate to evaluate whether each person who has been recommended or proposed for approval as a nominee meets the qualifications, as described above, and set forth in the Nominating and Corporate Governance Committee charter, and otherwise has the experience and abilities necessary to be an effective member of the Board. These procedures may include at least one personal interview of the candidate by the Nominating and Corporate Governance Committee, discussions with qualified representatives of companies or firms by which the candidate is or has previously been employed or on whose boards of directors the candidate is serving or has previously served, or with such other persons as the Nominating and Corporate Governance Committee deems appropriate to rely upon as references for the candidate, and completion of a questionnaire regarding the candidate’s prior employment and service on boards of directors, criminal convictions or sanctions, and other matters deemed appropriate by the Nominating and Corporate Governance Committee.

As set forth in detail in the Nominating and Corporate Governance Committee charter, it is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are timely received and otherwise comply with the requirements set forth in our bylaws and applicable SEC rules. The Nominating and Corporate Governance Committee will evaluate any stockholder recommendations pursuant to the same procedures that it follows in connection with consideration of recommendations received from any other source. Stockholders must submit such recommendations in the manner and by the dates specified for stockholder nominations in our bylaws. To be timely under our bylaws, recommendations must be received in writing at our principal executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. For the 2017 Annual Meeting, stockholder recommendations must be received by us no earlier than January 3, 2017 and no later than February 2, 2017. In addition, pursuant to our bylaws, any recommendation of a director submitted by a stockholder must include the following information:

●	the proposed nominee’s name, age, business address and residence address;

●	the proposed nominee’s principal occupation or employment and business experience;

●	the class and number of shares of our stock owned by the proposed nominee and additional information concerning nature of ownership and any risk mitigation arrangements;

●

such other information as is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, including, without limitation, confirmation that the nomination is from a stockholder of the Company who is the record or beneficial owner of at least 1% or $2,000 in market value of the shares of stock entitled to be voted at our next Annual Meeting, and who has held such shares for at least one year;

●	the nominating stockholder’s (and any beneficial holder’s) name and record address;

●

the class and number of shares of our stock beneficially owned by the nominating stockholder and any beneficial owner and additional information concerning nature of ownership and any risk mitigation arrangements;

●	a description of any arrangements between such holder and the nominee pursuant to which the nomination is being made, and any material interest of such holder in the nomination;

●	a representation that the nominating holder intends to appear in person at the annual meeting to nominate the nominee; and

●	any other information required by Regulation 14A.

Executive Committee

During 2015 the Board formed an Executive Committee to address matters relating to our CEO transition. The Executive Committee was comprised of Messrs. Peiser, Beauchamp, Enzor, Hanna, Creager, Simpson, Greene, and Glaser. The Executive Committee met three times during 2015.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply criteria to include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The value of diversity on the Board will be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We assess the effectiveness of our policies and practices on Board diversity in connection with assessing the effectiveness of our Board as a whole. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Additional Corporate Governance Policies

We are committed to having sound corporate governance principles, which are essential to maintaining our integrity in the marketplace.  The Board has adopted additional guidelines for membership on the Board, including (i) a retirement policy, whereby no person will be appointed or stand for election as a director after his or her seventy-fifth birthday, unless waived by a majority vote of the Board; (ii) a majority vote policy, whereby a director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee if such director receives a greater number of votes "withheld" from or voted "against" his or her nomination than are voted "for" such election, excluding abstentions; (iii) a stock ownership policy, whereby each director should own common stock with a cumulative value of not less than $100,000, based on the grant price of the stock at the time it was granted or the cost of the stock at the time it was acquired, and should attain such ownership within four years from the date the director first becomes a member of the Board, or January 30, 2017, for directors serving on the Board as of the date the guideline was adopted; (iv) a policy requiring a non-employee director to submit his or her resignation to the Nominating and Corporate Governance Committee if such director's principal occupation or business association changes substantially during his or her tenure as a director, so that the Nominating and Corporate Governance Committee can consider the appropriateness of continued Board membership under the circumstances; and (v) a policy directing Board members to advise the Nominating and Corporate Governance Committee before accepting membership on other public boards of directors, any public audit committee, or other significant committee assignment, and before establishing other significant relationships with businesses, institutions, governmental units, or regulatory entities, particularly those that may result in significant time commitments, a change in the director's relationship to the Company, or a conflict of interest.  The Board has also directed that the Nominating and Corporate Governance Committee be responsible for administering these guidelines and reporting to the Board no less than annually regarding compliance with these guidelines. Please see Exhibit B to the Nominating and Corporate Governance Committee charter for additional details regarding the foregoing guidelines.

Other Board and Corporate Governance Matters

We are committed to conducting our business in accordance with the highest ethical standards. As part of that commitment, the Board has adopted a Code of Business Conduct and Ethics ("Code of Ethics") applicable to all directors, officers and employees, which sets forth the conduct and ethics expected of all our affiliates and employees, a copy of which is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu. In addition, any amendments to, or waivers of, any provision of the Code of Ethics that apply to our principal executive, financial, and accounting officers, or persons performing similar functions, will be posted at that same location on our website. The Nominating and Corporate Governance Committee is responsible for, in part, recommending to the full Board corporate governance guidelines applicable to us and leading the Board in its annual review of the Board’s performance.

We adopted a Policy Statement and Procedures for Reporting of Violations and Complaints ("Whistleblower Policy"), a copy of which is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu. The Whistleblower Policy is intended to create a workplace environment that encourages open and honest communication and to hold the Company and our personnel, including senior management, accountable for adhering to our ethical standards. The Whistleblower Policy establishes procedures for any person to report violations, by us or any of our personnel, of our Code of Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains special procedures for submission, by employees, of confidential, anonymous complaints involving our accounting practices and internal accounting controls.

We also adopted a Shareholder Communications with Directors Policy, which describes the manner in which stockholders can send communications to the Board and sets forth our policy regarding Board members’ attendance at Annual Meetings. This Policy is available at our website, http://www.usa-truck.com under the "Corporate Governance" tab of the "Investor Relations" menu.

PROPOSAL TWO: ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with certain requirements of Section 14A of the Securities Exchange Act of 1934 (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the Securities and Exchange Commission), we are including a non-binding stockholder vote on a resolution to approve the compensation of our Named Executive Officers (so-called “Say on Pay”).

As described in more detail in the "Executive Compensation" section of this Proxy Statement, the Executive Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective			How Our Executive Compensation Program Achieves This Objective

Align compensation with our business objectives and the interests of our stockholders.	●	We incorporate cash and equity compensation components into our program to provide incentives for short-term and long-term objectives.
		o	Annual cash and equity incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.

o

The equity compensation component, which recently has consisted of restricted stock with performance-based and time-based vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value and expose the holder to the risk of downward stock prices and volatility.

Encourage and reward high levels of performance.	●	We attempt to keep base salaries relatively low and weight overall compensation toward incentive cash and equity-based compensation that rewards high levels of performance.

●

A substantial portion of the total cash compensation component is in the form of a performance-based annual incentive. For 2015 and 2016, our CEO was eligible to earn a maximum cash bonus of up to 150% of his base salary and our other Named Executive Officers were eligible to earn maximum cash bonuses of up to 50% to 100% of their base salaries.

Recognize and reward the achievement of corporate goals.	●

In 2015, our incentive cash bonuses were based upon achievement of certain levels of 2015 consolidated operating income, consolidated operating ratio, and consolidated return on invested capital (“ROIC”) and certain departmental and individual goals, as the Executive Compensation Committee wanted to emphasize a key metric that was executed to improve profitability. In 2015, the performance-based vesting of our long-term equity awards was based upon achievement of certain levels of ROIC over the three-year performance period, ending December 31, 2017, as the Executive Compensation Committee wanted to emphasize a key metric that measures profitability and capital efficiency, as well as correlating strongly with stockholder value.

●

In 2016, our incentive cash bonuses are based upon achievement of certain levels of 2016 asset light net revenue, Trucking segment operating ratio, ROIC, subject to certain adjustments and certain departmental and personal goals, with a particular emphasis on growth of our asset light operations, profitability of our Trucking segment and efficient use of capital on a consolidated basis.

Attract and retain executive officers who contribute to our long-term success.	●

We review publicly available data regarding all elements of compensation paid by trucking companies with similar size or operations to ensure we are competitive, and engaged an independent compensation consultant to advise on our 2015 compensation structure, as described in "Executive Compensation" beginning on page 16 of this Proxy Statement.

●

Emphasis on share-based compensation that is linked to achievement of specified performance goals, and which is also subject to multi-year vesting requirements, is intended to promote long-term ownership.

	●	We have a relatively young management team and believe that structuring a large variable share-based component into their compensation has retention benefits.

We urge stockholders to read "Executive Compensation" beginning on page 16 of this Proxy Statement, which describes, in more detail, how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 35, which provide detailed information on the compensation of our Named Executive Officers. The Executive Compensation Committee and the Board believe that the policies and procedures articulated in "Executive Compensation" are effective in achieving our goals.

The Board has adopted a policy of providing for an annual "say-on-pay" advisory vote. Accordingly, we are asking our stockholders to approve, in an advisory and non-binding vote, the following resolution in respect of this Proposal TWO:

"RESOLVED, that the stockholders approve, in an advisory and non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement relating to the Company’s Annual Meeting of Stockholders to be held on May 3, 2016."

The Board recommends a vote "FOR" Proposal TWO.

All duly submitted and unrevoked proxies will be voted FOR Proposal TWO, unless otherwise instructed.

Unless the Board modifies its policy on the frequency of future "say-on-pay" advisory votes, the next "say-on-pay" advisory vote will be held at the 2017 Annual Meeting of Stockholders.

Executive Officers

The names and other biographical data for our current executive officers (other than Mr. Rogers) are set forth below. Biographical information for Mr. Rogers is set forth under the heading "Continuing Directors – Class II Directors" above.

Michael K. Borrows. Mr. Borrows, 48, has served as Executive Vice President and Chief Financial Officer since September 2014. Prior to joining the Company, Mr. Borrows served as Senior Vice President and Managing Director of Pollen, Inc., a worldwide technology-based company that optimizes working capital and does business as C2FO, where he served from January 2011 through September 2014. Mr. Borrows served as Senior Partner and Chief Financial Officer of FinEquity Partners, LLC, a management consulting firm to the transportation industry, among others, from 2009 to January 2011. From 2006 to 2009, Mr. Borrows served in a number of leadership positions at Kansas City Southern Railway Company, ultimately serving as Senior Vice President and Chief Accounting Officer, and prior to his tenure at Kansas City Southern Railway Company, Mr. Borrows was with BNSF Railway from 1996 through 2006 in a variety of leadership roles, ultimately serving as General Director Finance. Mr. Borrows currently serves as a national board member of Financial Executives International (“FEI”) and has also served as a board member and President of the Kansas City chapter of FEI.  Mr. Borrows holds an MBA from the DePaul University Charles H. Kellstadt School of Business in Chicago, a graduate certificate from Southern Methodist University in alternative dispute resolution, and is a certified public accountant, charter global management accountant, and a certified information technology professional.

N. Martin Tewari. Mr. Tewari, 51, has served as our President – Trucking since September 2015. Prior to joining the Company, Mr. Tewari served as Vice President, Operations of Con-way Truckload, a truckload transportation service provider, from 2010 to September 2015. Mr. Tewari also served as Vice President, Sales and Revenue Management of Con-way Truckload from 2006 to 2010. From 2001 to 2006, Mr. Tewari was Vice President, Sales of Roehl Transport, a transportation and logistics services company.

Christian C. Rhodes. Mr. Rhodes, 44, has served as our Chief Information Officer since June 2015. Mr. Rhodes previously served as our Vice President – Information Services from March 2013 to June 2015. Prior to joining the Company, Mr. Rhodes served as Vice President IT for LinkAmerica Corporation, a provider of critical communication and other IT-based solutions, from March 2012 to February 2013, and as Vice President – IT Infrastructure for Greatwide Logistics Services, a national transportation and logistics company, from 2008 to February 2012.

James A. Craig. Mr. Craig, 56, has served as our President – SCS since February 2016. Previously, Mr. Craig served as Chief Marketing Officer of BNSF Logistics, LLC, a global logistics service provider, from 2012 to 2016. From 1993 to 2011, Mr. Craig held a series of executive positions, including Senior Vice President, Corporate Sales and Marketing, for Yusen Logistics, a global logistics, freight, forwarding and supply chain service provider. Mr. Craig holds a Bachelor of Business Administration in Marketing from Western Washington University.

Joseph M. Kaiser. Mr. Kaiser, 39, has served as our Vice President and Chief Accounting Officer since February 2016. Mr. Kaiser previously served as our Vice President and Corporate Controller from July 2014 to February 2016. Prior to joining the Company, Mr. Kaiser served in a number of leadership positions at Swift Transportation Company, a publicly traded truckload carrier, from March 2012 through July 2014, ultimately serving as Director of Financial Reporting.  Mr. Kaiser served as Corporate Accounting Manager of American Land Lease, Inc., a real estate investment trust that owned and managed residential land lease communities, from 2010 through March 2012.  Mr. Kaiser served in various audit capacities at Deloitte & Touche LLP from 2007 to 2010, for both public and privately held companies. Mr. Kaiser is a certified public accountant.

All of our executive officers are appointed annually by the Board for such term as may be prescribed by the Board and until such person’s successor shall have been appointed and shall qualify, or until such person’s death, resignation, or removal in the manner provided under our bylaws. None of the corporations or organizations referenced in the executive biographies above is a parent, subsidiary, or other affiliate of the Company unless otherwise noted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms and amendments thereto, we believe that none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis the reports required by Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains to our stockholders how our executive compensation programs, policies and decisions are formulated, applied and operated with respect to our Named Executive Officers. In this section, we also discuss and analyze our executive compensation programs, including each component of compensation awarded under the programs, and the corresponding compensation amounts for each Named Executive Officer.

This section should be read in conjunction with "Executive Compensation – Summary Compensation Table" (and related tabular and narrative discussions) and "Corporate Governance – The Board of Directors and its Committees – Committees of the Board of Directors – Executive Compensation Committee" sections contained in this Proxy Statement. As noted in that section, our Executive Compensation Committee, which is comprised only of directors who satisfy applicable SEC and The NASDAQ Stock Market’s independence requirements and the "outside director" requirements under Section 162(m) of the Code, oversees and administers our executive compensation policies and practices.

Overview

Our Executive Compensation Committee is responsible for decisions regarding the compensation of our executive management team, and for ensuring that those decisions are consistent with our compensation philosophy and objectives. Our compensation policies and practices relating to the compensation of the officers listed in the Summary Compensation Table below, who are sometimes collectively referred to as the "Named Executive Officers," are explained in more detail below. Our Named Executive Officers are Thomas M. Glaser, our former President and CEO, who served in that position from July 2015 to January 2016; John M. Simone, our former President and CEO, who served in that position from February 2013 to July 2015; Michael K. Borrows, our Executive Vice President and Chief Financial Officer; Michael R. Weindel, our former Executive Vice President, SCS, who served in that position from July 2011 to February 2016; N. Martin Tewari, our President – Trucking; Christian C. Rhodes, our Chief Information Officer; and Russell A. Overla, our former Executive Vice President, Truckload Operations, who served in that position from June 2013 to September 2015. John R. Rogers, who was appointed our current President and CEO in January 2016, is not a Named Executive Officer for 2015, but will be a Named Executive Officer for 2016 by virtue of his appointment as CEO.

Philosophy and Objectives

The objectives of our executive compensation program are to (i) align compensation with our business objectives and the interests of our stockholders, (ii) encourage and reward high levels of performance, (iii) recognize and reward the achievement of corporate goals, and (iv) attract and retain executive officers who contribute to our long-term success. We incorporate compensation components designed to achieve those objectives in the short-term and the long-term. A substantial portion of the cash compensation component is in the form of a performance-based annual incentive, which keeps management focused on near-term results. The equity compensation component, which contains vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value. Consistent with our culture of cost control and performance-based management, the Executive Compensation Committee emphasizes target incentive cash and equity compensation as a meaningful part of total compensation. This balance between salaries and performance-based cash and equity awards reflects our commitment to placing a meaningful portion of our executive officers’ compensation at risk by linking it to achievement of specified performance goals that should positively impact the market price of our common stock. While annual cash incentives play an important role in our executive compensation program, overweighting this form of compensation can encourage strategies and risks that may not correlate with our long-term best interests. The Executive Compensation Committee strives to mitigate potential risk relating to the short-term nature of our annual incentive plan through the caps on cash awards built into the plan design. The Executive Compensation Committee believes that our compensation plans and practices will reward executive officers for their contributions to our success and provide incentives to them to continue performing services for us to the best of their abilities.

Procedures for Determining Compensation

The Executive Compensation Committee is responsible for making and approving changes in the total compensation of our Named Executive Officers, including the mix of compensation elements. In making decisions regarding the compensation of our Named Executive Officers, the Executive Compensation Committee evaluates our performance as well as the performance of individual executive officers. The Executive Compensation Committee recognizes the need for our executive compensation structure to be competitive and to aid in the recruitment and retention of key executives. In addition, our executive compensation needs to reflect the continued focus of the new management team that is critical to the continued successful execution of our operating plans.

In making decisions regarding total compensation, the Executive Compensation Committee considers whether the total compensation is (i) fair and reasonable to us and to the Named Executive Officer, (ii) internally appropriate based upon our culture and the compensation of our other employees, (iii) within a reasonable range of the compensation afforded by other opportunities, and (iv) comparable to market with respect to base salary, target bonus, long-term incentive grant value and total compensation. The Executive Compensation Committee also bases its decisions regarding compensation upon its assessment of the Named Executive Officer’s leadership, integrity, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial performance, creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Executive Compensation Committee considers the effect of each element in relation to total compensation. The Executive Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Executive Compensation Committee, the Executive Compensation Committee’s general understanding of compensation levels at public companies, the historical compensation levels of our Named Executive Officers, and, with respect to Named Executive Officers other than the CEO, we consider the recommendations of the CEO. In determining compensation, the Executive Compensation Committee also considers the advice of the independent compensation consultant it engaged in 2013, CSI. The Executive Compensation Committee does not typically consider amounts that may be realized by our executive officers from prior compensation awards, such as appreciation in the value of stock previously acquired pursuant to stock options or restricted stock awards, when making decisions regarding current compensation.

The Executive Compensation Committee has the authority under its charter to engage the services of outside consultants for assistance. As discussed above in "Corporate Governance – The Board of Directors and its Committees – Committees of the Board of Directors – Executive Compensation Committee," in 2013, the Executive Compensation Committee engaged CSI as its independent compensation consultant. In addition to the considerations discussed above, the Executive Compensation Committee also considers the advice and recommendations of CSI, which has provided analysis and recommendations that inform the Executive Compensation Committee’s decisions, including the following services with respect to compensation decisions since CSI’s engagement:

●	Attendance at meetings of the Executive Compensation Committee, as requested by the Executive Compensation Committee;

●	Advice on market trends, regulatory issues and developments and how they may impact our executive and director compensation programs;

●	Review of compensation strategy and executive and director compensation programs for alignment with our strategic business objectives;

●	Advice on the design of executive and director compensation programs to ensure the linkage between pay and performance;

●	Market data analyses;

●	Advice to the Executive Compensation Committee and the Board on setting compensation for executive officers and directors; and

●	Such other activities as requested by the Executive Compensation Committee.

Benchmarking Compensation

In 2015, the Executive Compensation Committee did not adopt a peer group or formally benchmark salary or total executive compensation against the executive compensation of any other particular company or competitive group of companies.  Upon engaging CSI in 2013, CSI did a broad-based review of market pay levels and compared our executive compensation to general market pay levels.  Since that time, CSI has provided our Executive Compensation Committee its perspective on how our form and level of executive compensation compares to general market pay levels.

2015 Separation Agreements

John Simone served as our President and CEO from February 2013 to July 2015. Mr. Simone’s annualized base salary for 2015 was $460,000. Mr. Simone received salary payments at this rate through July 7, 2015. On January 22, 2015, pursuant to the Company’s 2015 Long-Term Incentive Plan (the “2015 LTIP”), Mr. Simone received 6,350 shares of restricted stock subject to performance-based vesting and 6,350 shares of restricted stock subject to time-based vesting.

On July 7, 2015, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Simone. Pursuant to the Separation Agreement: (i) Mr. Simone's separation was effective July 7, 2015 (the "Separation Date"), (ii) Mr. Simone will receive severance pay equal to his then-current base salary ($460,000 per year) for a period of twelve months following the Separation Date, in accordance with his Severance Agreement, (iii) Mr. Simone received the bonus he was entitled to receive under the 2015 Management Bonus Plan, pro-rated to the Separation Date, (iv) the Company will pay the actual amount of Mr. Simone's COBRA continuation payments for a period of eighteen months following the Separation Date, in accordance with his Severance Agreement ($1,957 was paid in 2015), (v) Mr. Simone was compensated for any vacation time and paid time off accrued but not used through the Separation Date, totaling $26,530, and (vi) Mr. Simone was eligible to be reimbursed for certain expenses associated with the conclusion of his employment with the Company, totaling $3,088. In addition, the terms of certain outstanding equity awards held by Mr. Simone were revised as follows: (a) the vesting date of 18,750 shares of restricted stock of the Company was accelerated from February 18, 2016 to the Separation Date; and (b) the vesting date of 10,727 nonqualified stock options of the Company was accelerated from February 18, 2016 to the Separation Date and the expiration date for such options was accelerated from February 18, 2023 to the first anniversary of the Separation Date. The amounts received by Mr. Simone were in lieu of any benefits he may have been entitled to under his Severance Agreement. The shares of restricted stock awarded to Mr. Simone pursuant to the 2015 LTIP were forfeited upon his separation from the Company. During his employment, we also provided Mr. Simone with medical and dental insurance and paid $1,000 in premium payments on a life insurance policy, prorated for period of employment, under which we were not the beneficiary.

Russell Overla served as our Executive Vice President, Truckload Operations through September 24, 2015, at which time his employment with the Company was terminated. Mr. Overla’s annualized base salary for 2015 was $230,625. Mr. Overla received salary at this rate through September 24, 2015. In January 2015, pursuant to the 2015 LTIP, Mr. Overla received 1,550 shares of restricted stock subject to performance-based vesting and 1,550 shares of restricted stock subject to time-based vesting.

In connection with his separation from the Company, Mr. Overla received compensation pursuant to his existing severance agreement, with the payment and certain other terms memorialized by a separate letter agreement. In connection with his severance agreement, Mr. Overla is entitled to receive monthly severance pay of one-twelfth of his annualized base salary for a period of eighteen months. In addition, Mr. Overla received a lump sum amount of $138,375 in cash, representing the amount of his short-term cash incentive compensation assuming achievement of performance goals at the target level (including departmental performance goals relating to maintenance, warranty recovery, and driver turnover measures). The shares awarded to Mr. Overla pursuant to the 2015 LTIP were forfeited upon Mr. Overla's separation from the Company.

The vesting schedule and performance conditions for the restricted shares awarded to Messrs. Simone and Overla were the same as those governing the restricted shares granted to our other Named Executive Officers under the 2015 LTIP. See “Executive Compensation – 2015 LTIP and Equity Awards to Mr. Tewari” for further details.

Elements

Our compensation program consists of two major elements, fixed and incentive compensation. In 2015, total compensation for executive officers, including the Named Executive Officers, consisted of one or more of the following components: (i) base salary, (ii) performance-based annual cash bonus, (iii) short- and long-term equity incentive awards, (iv) other compensation, and (v) employee benefits, which are generally available to all of our team members.  A discussion of each element follows.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract, motivate and retain highly qualified executives, taking into consideration the cost of living in our region. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives. In determining base salaries, we consider the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance and future potential of providing value to our stockholders, the executive’s current salary, qualifications and experience, including, but not limited to, the executive’s industry knowledge, and the executive’s length of service with us. The Executive Compensation Committee sets base salaries at a level that allows us to pay a significant portion of an executive’s total compensation in the form of incentive compensation, including annual cash bonuses and short- and long-term incentives. We believe this mix of compensation helps us incentivize our executives to maximize stockholder value over the long-term. We consider adjustments to base salaries annually to reflect the foregoing factors. We do not apply a specific weighting to each of such factors, nor do we apply formal benchmarking to similarly situated executives of other comparable companies.

Incentive Compensation

At our 2014 Annual Meeting, our stockholders approved our USA Truck, Inc. 2014 Omnibus Incentive Plan (the "Incentive Plan"). Our Incentive Plan is a broad-based equity plan that we use to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executive officers’ and our stockholders’ long-term interests by creating a strong, direct link between executive compensation and stockholder return. The Incentive Plan allows the Executive Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value long-term prospects), requiring holding periods for equity grants, and granting awards that have multi-year performance and vesting schedules. Awards with multi-year performance and vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Such awards create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price. Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent. Thus, we believe our Incentive Plan is an effective means of aligning the interests of our executive officers with those of our stockholders.

Awards under the Incentive Plan may be paid in cash, shares of our common stock, a combination of cash and shares of our common stock, or in any other permissible form, as determined by our Executive Compensation Committee. All awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of our common stock underlying the award, if applicable, and all terms governing the award. Payment of awards may include such terms, conditions, restrictions and limitations, if any, as the Executive Compensation Committee deems appropriate, including, in the case of awards paid in shares of our common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances. The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance units, performance awards and any other form of award established by the Executive Compensation Committee that is consistent with the Incentive Plan’s purpose, or any combination of the foregoing.

In determining our long-term incentive compensation, the Executive Compensation Committee evaluates which equity award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value. The Executive Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including (i) how the achievement of certain performance goals will help us execute our operating plans, improve our financial and operating performance and add long-term value to our stockholders, (ii) the executive officer’s position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historic and recent performance, (iii) the recommendations of CSI, our independent compensation consultant, (iv) the impact of awards on executive retention, (v) awards granted to similarly situated executives, and (vi) for executive officers other than our CEO, the recommendations of our CEO. Please refer to "Executive Compensation – Summary Compensation Table" and "Executive Compensation – Grants of Plan-Based Awards Table" for further details regarding long-term incentives awarded to our Named Executive Officers.

Annual Cash Bonus

In March 2015, pursuant to the Incentive Plan, the Executive Compensation Committee approved a management bonus plan (the "2015 Management Bonus Plan") for our senior management, including our Named Executive Officers. The 2015 Management Bonus Plan was administered by the Executive Compensation Committee, which made all decisions regarding the 2015 Management Bonus Plan participants and awards. Under the 2015 Management Bonus Plan, and consistent with the objectives of the Incentive Plan, the 2015 Management Bonus Plan participants (including our Named Executive Officers) were eligible to receive incremental cash bonuses upon achievement of certain levels of 2015 consolidated operating income, consolidated operating ratio, and ROIC (collectively the "2015 Company Goals") and, for Named Executive Officers other than our CEO, certain departmental goals. The Executive Compensation Committee selected the 2015 Company Goals to incentivize improved profitability and returns to stockholders. The cash incentives payable were prorated for results falling between the minimum and target and between the target and maximum payout goals. For further details regarding the 2015 Management Bonus Plan bonuses awarded to our Named Executive Officers, see "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers."

Equity Compensation

In January 2015, pursuant to the Incentive Plan, the Executive Compensation Committee approved the 2015 LTIP under which participants, including our Named Executive Officers, received certain long-term equity awards. In January 2015, the 2015 LTIP participants received grants of restricted stock, a portion of which are subject to performance-based vesting upon achievement of certain levels of ROIC over the three-year performance period ending December 31, 2017, and a portion of which are subject to time-based vesting in 25% increments over four years beginning on the first anniversary of the grant date, subject to continued employment and certain other forfeiture provisions. The equity bonuses awarded in 2015 to our Named Executive Officers are disclosed in "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – Executive Compensation – Summary Compensation Table."

Other Elements of Compensation

Severance and Change in Control Benefits

Certain of our Named Executive Officers, including Messrs. Borrows, Tewari, and Rhodes, have substantially identical Change in Control/Severance Agreements (each, a "Severance Agreement") with the Company. Mr. Weindel was also party to a Severance Agreement prior to the termination of his employment in February 2016. Under the Severance Agreements, the participant is entitled to certain severance benefits if (i) we terminate the participant’s employment without "cause" (as defined in the Severance Agreement) other than in connection with or following a "change in control" (as defined in the Severance Agreement) (the "Severance Benefit") or (ii) in the event of and for the twelve-month period following a "change in control," we or our successor terminate the participant’s employment without "cause" or the participant is subject to a "constructive termination" (as defined in the Severance Agreement) (the "Change-in-Control Benefit").  The Severance Benefit and the Change-in-Control Benefit are mutually exclusive and the participant would not be entitled to both benefits.

With respect to the Severance Benefit, the participants will be entitled to receive a monthly severance payment equal to the participant's base monthly salary at the time of termination without "cause" for a fixed period of time ranging from six months to eighteen months.  Eligibility for the payment of the Severance Benefit is subject to execution by the recipient of a general release of claims against us and ongoing compliance with certain restrictive covenants.  The aggregate payments of Severance Benefits to which Messrs. Borrows, Weindel, Tewari, and Rhodes would be entitled, assuming each officer’s termination occurred as of December 31, 2015, are as follows:  Mr. Borrows – $472,500; Mr. Weindel – $223,604; Mr. Tewari – $440,000; and Mr. Rhodes – $100,145.

With respect to the Change-in-Control Benefit, each participant would be entitled to receive a lump sum severance payment equal to a percentage of his annual base salary at the time of the "change in control" (ranging from 100.0% to 150.0%) and up to 18 months of continued coverage under our healthcare insurance plans. Certain participants also would be entitled to payment for relocation services. Each of Messrs. Borrows and Tewari would be entitled to a lump sum payment equal to 150.0% of his base salary, 18 months of continued medical coverage, $50,000 for relocation services, and a lump sum payment equal to 150.0% of the target amount of any short-term incentive cash compensation that would have been paid to him in the year of the "constructive termination" (as defined in the Severance Agreement). Mr. Weindel would be entitled to a lump sum payment equal to 100% of his base salary and 12 months of continued medical coverage. Mr. Rhodes would be entitled to a lump sum payment equal to 100.0% of his base salary, 12 months of continued medical coverage, and $50,000 for relocation services. The aggregate cash payments of Change-in-Control Benefits (which does not include the value of the continued medical coverage) to which Messrs. Borrows, Weindel, Tewari, and Rhodes would be entitled, assuming each officer’s termination in the event of a "change in control" on December 31, 2015, are as follows: Mr. Borrows – $590,000; Mr. Weindel – $223,604; Mr. Tewari – $710,000; and Mr. Rhodes – $250,290. On February 8, 2016, Mr. Weindel’s employment with the Company terminated and he subsequently received certain benefits in lieu of those provided by his Severance Agreement. See “Executive Compensation – Compensation Decisions with Respect to 2016” for additional details.

The Severance Agreements do not provide for a gross-up payment to any of the participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Code.  Instead, under the Severance Agreements, if such excise taxes would be imposed, the executive will either receive all of the benefits to which he is entitled under the agreement, subject to the excise tax, or have his benefits under the agreement reduced to a level at which the excise tax will not apply, depending upon which approach would provide the executive with the greater net after-tax benefit.

Under certain circumstances in which there is a change in control, certain outstanding unexercisable stock options and unvested restricted stock granted to recipients, including our Named Executive Officers, may become immediately exercisable or subject to immediate vesting, respectively, upon the occurrence of such event, notwithstanding that such stock options or restricted shares may not otherwise have been fully exercisable or fully vested. Awards granted prior to 2009 do not provide for any acceleration of payment. Awards granted after January 1, 2009 provide for the payment, or acceleration of payment, of compensation in connection with a change of control. The Executive Compensation Committee may provide for acceleration of vesting of individual awards in connection with any future awards.

Generally, and as qualified by the terms of the Incentive Plan and the relevant award notices, a change in control occurs if: (i) any person or group acquires more than 50% of the combined voting power of our outstanding stock; (ii) we consummate a merger or other business combination, a sale of more than 50% of our assets, a liquidation or dissolution, or any combination thereof, except any such transaction where our stockholders own more than 50% of the voting power of the surviving entity or purchaser of our assets or where a majority of the directors who were in office prior to the transaction remain as a majority of the board of directors of the surviving entity; or (iii) within any 24 month period, the directors serving immediately before the beginning of such period (and certain subsequently serving directors approved by the Board) no longer constitute at least a majority of the Board or the board of directors of any successor. The estimated value of stock options and restricted stock that would have vested for our Named Executive Officers as of December 31, 2015, under the acceleration scenarios described above are as follows: Mr. Glaser – $27,466; Mr. Borrows – $107,160; Mr. Weindel – $357,114; Mr. Tewari – $614,519; and Mr. Rhodes – $79,188. The value for the accelerated restricted stock was calculated by multiplying the closing price of our stock on December 31, 2015 ($17.45), the last trading day of the fiscal year, by the number of shares of accelerated restricted stock.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan, employee stock purchase plan, and medical and dental plans, in each case, on the same basis as other employees. In addition, we also provide to our executive officers, including our Named Executive Officers, premium payments on life insurance policies, under which we are not the beneficiary.

Non-Qualified Deferred Compensation

We do not offer, and our Named Executive Officers did not participate in, any non-qualified deferred compensation programs during the year ended December 31, 2015.

Pension Benefits

We do not offer, and our Named Executive Officers did not participate in, any pension plan during the year ended December 31, 2015.

Compensation Paid to our Named Executive Officers

President and Chief Executive Officer Compensation Structure

Thomas Glaser served as our Interim COO from April 2015 to July 2015 and our President and CEO from July 2015 to January 2016. While serving as our Interim COO, Mr. Glaser was compensated under a consulting agreement with the Company, dated April 6, 2015 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Glaser received a consulting fee of $30,000 per month (prorated for any subsequent partial month) and was eligible to receive reimbursement of all reasonable and customary expenses incurred or paid by Mr. Glaser in connection with, or related to, the performance of services under the Consulting Agreement, including living and travel expenses, of which he received $21,226. Mr. Glaser was paid under the Consulting Agreement from April 2015 to July 7, 2015, and starting July 7, 2015, Mr. Glaser was paid pursuant to the terms of his appointment as President and CEO, as described below.

In connection with his appointment as our President and CEO in July 2015: (i) Mr. Glaser's annualized base salary was set at $460,000, (ii) Mr. Glaser was eligible to receive a living and travel allowance, plus a tax gross-up on reimbursements paid, of which he received $43,320 and (iii) Mr. Glaser was eligible to participate in the 2015 Management Bonus Plan and eligible to earn between 20.0% and 150.0% of his base salary depending on the level of 2015 Company Goals achieved, if any, prorated to 75.0% for actual service in 2015 (including his service as our Interim COO from April 2015 to July 2015).

On January 14, 2016, in recognition for his service as our Interim COO and then President and CEO, Mr. Glaser was awarded a one-time grant of 6,500 restricted shares, vesting in three equal annual installments, beginning on January 14, 2017, subject to continued service on the Board and certain other forfeiture provisions.

On June 19, 2014, Mr. Glaser signed an agreement with Baker Street Capital Management, LLC ("Baker Street") and Stone House Capital Management, LLC ("Stone House"), each of which was a shareholder of the Company, whereupon Mr. Glaser agreed to serve on the Board. Baker Street and Stone House also agreed to pay Mr. Glaser certain fees based upon appreciation the Company's common stock after the occurrence of certain triggering events (the "Compensation Agreement"). On June 3, 2015, the parties amended the Compensation Agreement to reflect the following terms: (i) Baker Street paid Mr. Glaser $175,000, in full satisfaction of any obligations of Baker Street under the Compensation Agreement, (ii) Stone House paid Mr. Glaser $67,742, and (iii) on June 2, 2016, or on the date Stone House has sold its entire position in the Company, whichever occurs first, Stone House agreed to pay Mr. Glaser $15,323 in cash for every $1.00 per share that the Company's common stock exceeds $15.00 per share, up to a maximum of $432,258. The price per share for purposes of further payment is determined (i) based on the average market price for the 30 trading days immediately preceding June 2, 2016, if the triggering event for payment is June 2, 2016, or (ii) the final price per share received by Stone House when it exits its position in the Company, if the triggering event is Stone House’s sale of its entire position in the Company. The Company is not a party to the Compensation Agreement.

Throughout his service as Interim COO, President, and CEO, Mr. Glaser continued to receive payment for services as a member of our Board. See “Executive Compensation – Director Compensation” and “Executive Compensation – Narrative to Director Compensation” for additional details. We also provided Mr. Glaser with medical and dental insurance during his employment with the Company and paid $1,000 in premium payments on a life insurance policy under which we were not the beneficiary.

Base Salaries

In 2015, the annual base salaries for Messrs. Borrows, Weindel, Tewari, and Rhodes were $225,000, $223,604, $275,000 and $200,290, respectively. Mr. Tewari’s base salary was prorated for the partial year.

2015 Management Bonus Plan Measures and Targets

The following table sets forth the 2015 Management Bonus Plan target for each Named Executive Officer, as a percentage of his base salary:

	2015 Annual Performance-Based Cash Incentive At Target, as a Percentage	2015 Management Bonus Weighting
Named Executive Officer	of Base Salary	Company	Department
Mr. Glaser	100%	100%	—
Mr. Borrows	60%	50%	50%
Mr. Weindel	60%	50%	50%
Mr. Rhodes	30%	50%	50%
Mr. Simone	100%	100%	—
Mr. Overla	60%	50%	50%

As participants in the 2015 Management Bonus Plan our Named Executive Officers were eligible to receive incremental cash bonuses upon achievement of certain levels of the 2015 Company Goals:

2015 Company Goals
Metrics	Minimum	Target	Maximum
Operating Income (000’s)	$25,556	$31,945	$38,334
Operating Ratio	95.5%	94.3%	93.2%
ROIC(1)	3.87%	4.83%	5.80%

(1) ROIC is calculated by taking tax-affected operating income over total assets less cash and cash equivalents.

Each performance metric was weighted equally (1/3 each) for purposes of calculating the bonus. The total bonus achievable (represented as a percentage of base salary) for each Named Executive Officer is set forth in the table below. The percentages provided reflect the fact that 50% of the bonus opportunity was calculated based on achievement of the 2015 Company Goals and 50% of the bonus opportunity was calculated based on the achievement of departmental goals, except with respect to Messrs. Glaser and Simone. Messrs. Glaser’s and Simone’s bonus opportunities were calculated based only on the achievement of 2015 Company Goals.

	Potential Payouts (as a % of Base Salary)
	2015 Company Goals			Departmental Goals
Named Executive Officer	Minimum(1)	Target	Maximum	Minimum	Target	Maximum
Messrs. Glaser and Simone	60%	100%	150%	—	—	—
Messrs. Borrows, Weindel, and Overla	10%	30%	50%	10%	30%	50%
Mr. Rhodes	5%	15%	25%	5%	15%	25%

(1)

The minimum percentage stated in this column reflects the aggregate percentage payable upon minimum achievement of all three 2015 Company Goals. The Named Executive Officers could earn a bonus if one or more of the 2015 Company Goals were achieved, with each 2015 Company Goal being weighted equally (1/3 each). Accordingly, the minimum bonus achievable, expressed as a percentage of base salary, was 20% for Messrs. Glaser and Simone (prorated for period of employment), 3.33% for Messrs. Borrows, Weindel, and Overla, and 1.67% for Mr. Rhodes.

The Executive Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2015 Company Goals by providing that bonuses would be prorated for results that fall between the minimum and target and between the target and maximum payout goals.

2015 Company Financial Performance

The Executive Compensation Committee reviewed the 2015 Company Goals and our 2015 year-end results and, based upon such review and after adjustment for certain items, determined that the 2015 Company Goals had collectively been achieved at the levels noted below.

Operating ratio and ROIC, adjusted for certain items, were achieved above target but below maximum, or approximately 19.6% of the incremental range between target and maximum for operating ratio and 48.9% of the incremental range between target and maximum for ROIC. This resulted in bonus achievement attributable to these metrics equal to 81.9% of annualized base salary for Messrs. Simone and Glaser (subject to proration for period of service), 24.6% of annualized base salary for Messrs. Borrows and Weindel, and 12.3% of annualized base salary for Mr. Rhodes.

Operating income, adjusted for certain items, was achieved above minimum but below target, or approximately 15.7% of the incremental range between minimum and target operating income. This resulted in bonus achievement attributable to this metric equal to 21.0% of annualized base salary for Messrs. Simone and Glaser (subject to proration for period of service), 3.5% of annualized base salary for Messrs. Borrows and Weindel, and 1.8% of annualized base salary for Mr. Rhodes.

In determining the levels of achievement noted above, the Executive Compensation Committee excluded the effect of approximately $3.2 million in restructuring, severance, and related expenses, which included severance payments made to Mr. Simone, Overla, and one other former executive officer of the Company, fees payable to corporate recruiters in connection with the search for and appointment of our new CEO and our new President – SCS, and expenses incurred in connection with the planned closure of two maintenance facilities. The Executive Compensation Committee viewed these as nonrecurring items and therefore determined that their exclusion was appropriate.

2015 Individual/Departmental Performance

In addition to the financial performance measures listed above, each Named Executive Officer had individual and departmental goals as recommended by the CEO, and the Executive Compensation Committee approved the payout amount for performance expectations. Individual performance and subsequent compensation decisions are based on the achievement of strategic goals and objectives for the year with respect to the department or business lines for which the individual is responsible, the critical nature of the individual’s role, the difficulty of replacement, his expected future contributions, and his role relative to that of other executive officers.

Mr. Borrows’ execution of key strategic initiatives, which included consolidated income and cash flow improvements, along with other finance and accounting efficiency measures, generated year-over-year improvements in adjusted operating ratio and resulted in achievement of a maximum level payout for the portion of his bonus attributable to departmental goals.

Mr. Weindel oversaw the increase in gross margin percentage in SCS as compared to 2014, but missed other SCS segment performance measures compared to the 2015 operating plan targets for the SCS segment, resulting in a target level payout of the portion of his bonus attributable to departmental goals.

Mr. Rhodes performance improvements included server availability and other information technology efficiency measures during 2015, which resulted in a maximum level payout for the portion of his bonus attributable to departmental goals.

2015 Management Bonus

In addition to the bonuses awarded under the 2015 Management Bonus Plan, the Executive Compensation Committee awarded Mr. Borrows a discretionary bonus of $14,332 in recognition of his leadership of our accounting and financial departments during fiscal 2015, including with respect to obtaining and administering our new credit facility and implementing a share repurchase program which returned approximately $17.9 million to stockholders in 2015. Finally, the Executive Compensation Committee awarded Mr. Rhodes, upon the recommendation of the CEO, a discretionary bonus of $25,000.

The table below shows each Named Executive Officer’s bonus amount under the 2015 Management Bonus Plan, any discretionary bonus, and total bonus expressed as a percentage of base salary:

Named Executive Officer	2015 Management Performance Payout	Discretionary Bonus	Total Bonus as a % of Base Salary
Mr. Glaser	$355,907	—	102.9	%(1)
Mr. Borrows	$175,668	$14,332	84.4%
Mr. Weindel	$129,885	—	58.1%
Mr. Rhodes	$78,188	$25,000	51.5%
Mr. Simone	$243,803	—	102.9	%(1)
Mr. Overla	$138,375	—	60.0%

(1)	Percentage based on annualized salary. For Messrs. Glaser and Simone, bonus amount was prorated for the period of time each served as our CEO during 2015.

Mr. Tewari 2015 Bonus Plan

Pursuant to his September 2015 employment agreement, the Executive Compensation Committee awarded Mr. Tewari a signing bonus of $100,000 upon his appointment as President – Trucking, with the opportunity to earn an additional cash bonus of up to $100,000 for the fourth quarter of 2015 (the “Cash Bonus”). In connection with the Cash Bonus, the Executive Compensation Committee set the following goals, with a measurement period of the fourth quarter 2015, each weighted equally: (i) loaded rate per mile with a minimum of $1.875 and a target of $1.884 and (ii) seated truck count with a minimum of 1,440 and a target of 1,450. The minimum for each goal must have been met in order for Mr. Tewari to be eligible for the Cash Bonus. If the minimum for each of these performance goals was met, Mr. Tewari would be eligible to receive 50.0% ($50,000) of the Cash Bonus for each target level that was met or exceeded. The Executive Compensation Committee reviewed the fourth quarter 2015 results and, based upon such review, determined that the target level for each goal was achieved. Accordingly, Mr. Tewari earned a Cash Bonus of $100,000.

2015 LTIP and Equity Awards to Mr. Tewari

Pursuant to the 2015 LTIP, Mr. Borrows received 1,700 shares of restricted stock subject to performance-based vesting and 1,700 shares of restricted stock subject to time-based vesting; Mr. Weindel received 1,500 shares of restricted stock subject to performance-based vesting and 1,500 shares of restricted stock subject to time-based vesting; and Mr. Rhodes received 1,300 shares of restricted stock subject to performance-based vesting and 1,300 shares of restricted stock subject to time-based vesting. Shares of restricted stock subject to time-based vesting will vest in 25.0% increments over four years beginning on the first anniversary of the grant date (January 22, 2016), subject to continued employment and certain other forfeiture provisions. Shares of restricted stock subject to performance-based vesting will vest at the conclusion of a three-year performance period ending December 31, 2017, subject to achievement of certain levels of ROIC, ranging from a minimum of 50.0% vesting upon the achievement of ROIC of 7.0%, to a target of 100.0% vesting upon achievement of ROIC of 8.5%, to a maximum of 200.0% vesting upon achievement of ROIC of 10.0% or greater. Failure to achieve at least 7.0% ROIC will result in forfeiture of the performance shares. Under the 2015 LTIP, ROIC is calculated annually, based upon consolidated financial results for the Company, by taking tax-affected operating income over total assets less cash and cash equivalents. The level of achievement is determined at the end of the three-year performance period based on the fiscal year in such three-year performance period in which the Company achieved the highest annual ROIC.

In July 2015 the Executive Compensation Committee granted Mr. Borrows 760 shares of restricted stock, based on achievement of certain 2014 performance goals, scheduled to vest in equal increments over the first through the fourth anniversaries of January 22, 2015, subject to certain forfeiture and acceleration provisions.

In connection with his appointment as President – Trucking, Mr. Tewari received (i) the opportunity to earn a performance-based equity award of stock of up to 100.0% of base salary, prorated for the four calendar months during which Mr. Tewari was employed with the Company in 2015 (the "Performance-Based Equity Award"), (ii) a grant of 29,019 shares of restricted stock, to vest in equal 25.0% installments over four years, beginning September 30, 2016, conditioned on continued employment and certain other forfeiture provisions, and (iii) the opportunity to earn a performance-based equity award of restricted stock of up to 40.0% of base salary, prorated for the four calendar months during which Mr. Tewari was employed with the Company in 2015, to vest in four equal installments over a period of four years, beginning on the first anniversary of the grant date (the "Performance and Time-Vested Equity Award"). In connection with the Performance-Based Equity Award and the Performance and Time-Vested Equity Award, the Executive Compensation Committee set goals that included unseated truck count, seated truck count, miles per truck per day, and daily load count, in each case based on the average for the fourth quarter of 2015, subject to certain adjustments. Each metric was weighted 25% in calculating the total award.

The Performance-Based Equity Award contemplated a minimum award of 20% of base salary (with 5% sub-minimum attributable to each performance goal), a target of 60.0% of base salary, and a maximum of 100.0% of base salary. The minimum, target, and maximum levels of achievement for the Performance-Based Equity Award were as follows: (i) 94, 90, and 86, respectively, for unseated truck count; (ii) 1,440, 1,450, and 1,460, respectively, for seated truck count; (iii) 287, 294, and 300, respectively, for miles per truck per day; and (iv) 663, 675, and 700, respectively, for weekly load count. The Executive Compensation Committee reviewed the fourth quarter 2015 results and, based upon such review, determined that the performance goals were achieved on a consolidated basis at the 72.5% level. Accordingly, Mr. Tewari was awarded 4,227 shares of our common stock. The number of shares of our common stock was determined by multiplying 72.5% by Mr. Tewari's base salary, prorated for the four calendar months during which Mr. Tewari was employed with the Company in 2015, and dividing that amount by the closing price of our common stock on February 26, 2016 of $15.72.

The Performance and Time-Vested Equity Award contemplated a minimum award of 20% of base salary (with 5% sub-minimum attributable to each performance goal), a target of 30.0% of base salary, and a maximum of 40.0% of base salary. The minimum, target, and maximum levels of achievement for the Performance and Time-Vested Equity Award were the same as those noted above for the Performance-Based Equity Award, with the following exceptions: (i) the target level for seated truck count was 1,447; and (ii) the target level for miles per truck per day was 290. The Executive Compensation Committee reviewed the fourth quarter 2015 results and, based upon such review, determined that the goals were achieved at the 33.8% level. Accordingly, Mr. Tewari earned 1,970 shares of restricted stock. The number of shares of restricted stock awarded was determined in the same manner as the number of shares awarded for the Performance-Based Equity Award, as set forth above. The shares will vest in four equal installments, beginning September 30, 2016, and through and including September 30, 2019, subject to continued employment and certain other forfeiture provisions.

Other Compensation

We also provided Messrs. Borrows, Weindel, Tewari, Rhodes, and Overla with medical and dental insurance. We also paid premium benefits in the amount of $1,000 for Mr. Weindel, and $750 for each of Messrs. Rhodes and Overla, on life insurance policies for each of our Named Executive Officers, under which we are not the beneficiary, or made cash payments in lieu thereof to our Named Executive Officers. In addition, we reimbursed Messrs. Borrows and Tewari for relocation expenses totaling $69,725 and $9,426, respectively.

The Role of Stockholder Say-on-Pay Vote

At our 2015 Annual Meeting, our stockholders had the opportunity to cast an advisory vote (a "say-on-pay" proposal) on the compensation of our executive officers as disclosed in our proxy statement for that meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of 97.7% of the votes cast on that proposal. The Executive Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation, and accordingly the Executive Compensation Committee did not change its overall philosophy in designing the compensation plan for fiscal 2015. The Executive Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our Named Executive Officers.

At our 2011 Annual Meeting, our stockholders also had the opportunity to cast an advisory vote (a "say-on-frequency" proposal) on how often we should include a say-on-pay proposal in our proxy statements for future Annual Meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every year. In accordance with this vote, at the current time our Board of Directors has determined it will hold the say-on-pay advisory vote every year.

Accounting and Tax Considerations

In making its compensation decisions, the Executive Compensation Committee considers, and attempts to comply with, the performance-based compensation exception under Section 162(m) of the Code.  Section 162(m) limits to $1 million the amount of nonperformance-based remuneration that we may deduct from our taxable income in any tax year with respect to our CEO and the three other most highly compensated executive officers, other than the CFO, at the end of the year. Section 162(m) provides, however, that we may deduct from our taxable income without regard to the $1 million limit the full value of all “qualified performance-based compensation.” Our base salary, certain equity awards, certain cash bonuses, and other personal benefits are not considered “qualified performance-based compensation” and therefore are subject to the limit on deductibility. Our Incentive Plan and certain awards made under our Incentive Plan may be able to qualify as “qualified performance-based compensation” if certain requirements are met.

In certain circumstances, however, the Executive Compensation Committee may determine it is necessary or advisable, in order to retain executives or attract candidates for senior level positions, to offer compensation packages in which the non-performance-based elements exceed the $1 million Section 162(m) limit. The Executive Compensation Committee makes no assurance that such compensation will be fully deductible for federal income tax purposes. Moreover, even if the Executive Compensation Committee intends to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible.

The Executive Compensation Committee also considers, and attempts to avoid, any additional taxes or interest charges under Section 409A(a)(1)(B) of the Code.  If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A(a)(2), (3), and (4), then the benefits are taxable in the first year that they are not subject to a substantial risk of forfeiture and are subject to additional tax plus interest under Section 409A(a)(1)(B).

Compensation Decisions with Respect to 2016

In January 2016, in connection with his appointment as our President and CEO, the Executive Compensation Committee approved compensation for Mr. Rogers as follows: (i) an annualized base salary of $425,000, (ii) a grant of 21,802 restricted shares, 25% of which will vest on June 30, 2016, and the remaining 75% of which will vest in three equal annual installments, beginning on January 14, 2017, subject to continued employment and certain other forfeiture provisions, (iii) a cash signing bonus of $150,000, (iv) participation in the Company's Management Bonus Plan for 2016 (the "2016 Management Bonus Plan"), with (x) a cash bonus of up to 150% of prorated base salary for 2016, subject to achievement of the 2016 Management Bonus Plan goals, as discussed below, (y) a grant of restricted shares equal to 40% of annualized base salary for 2016 (12,152 shares), with vesting conditioned upon achievement of 2016 Short-Term Incentive Plan (the "2016 STIP") goals, as discussed below, and (z) a grant of restricted shares equal to 150% of annualized base salary for 2016 (45,568 shares), with vesting conditioned upon achievement of 2016 Long-Term Incentive Plan (the "2016 LTIP") goals, as discussed below, (v) a grant of restricted shares equal to $250,000 (18,169 shares), with vesting conditioned upon the closing price of the Company’s common stock being $50.00 per share or higher on five of the twenty trading days immediately preceding the third anniversary of the grant date, with prorated vesting (between 50% and 100%) if the closing price of the Company’s common stock is greater than $45.00 and less than $50.00 during such twenty-day period, subject to continued employment and certain other forfeiture provisions, (vi) a relocation allowance of up to $60,000, (vii) upon a qualifying severance event, subject to other customary provisions, twelve months of salary continuation and an amount equal to his short-term cash incentive target ("STI Target"), and (viii) upon a qualifying change-in-control event, subject to other customary provisions, (w) accelerated vesting of equity grants at certain levels, (x) a lump sum payment equal to 150% of his annual base salary and STI Target, (y) a $50,000 relocation services benefit, and (z) reimbursement, on an after-tax basis, of any premiums paid by Mr. Rogers pursuant to COBRA, for a period of 18 months.

In January 2016, the Executive Compensation Committee approved the following compensation for Mr. Borrows (i) an increase in annualized base salary from $225,000 to $300,000, and (ii) participation in the 2016 Management Bonus Plan, as follows: (x) a cash bonus of up to 100% of base salary for 2016, subject to achievement of 2016 Management Bonus Plan goals, as discussed below, (y) a grant of restricted shares equal to 40% of annualized base salary for 2016 (8,721 shares), with vesting conditioned upon achievement of 2016 STIP goals, as discussed below, and (z) a grant of restricted shares equal to 100% of annualized base salary for 2016 (21,802 shares), with vesting conditioned upon achievement of 2016 LTIP goals, as discussed below.

In January 2016, the Executive Compensation Committee approved Mr. Glaser’s compensation for his service as a director and Vice Chairman of the Board as follows: (i) an annual cash retainer of $40,000, (ii) an annual equity retainer of $60,000 (4,360 shares), and (iii) meeting fees provided to other non-employee directors of the Company.

In March 2016, the Company entered into a Separation Agreement and General Release with Mr. Weindel (the “Weindel Separation Agreement”) in connection with the termination of his employment. Under the Weindel Separation Agreement, Mr. Weindel is entitled to receive (i) a lump sum of $129,885, representing the approximate amount of cash bonus Mr. Weindel would have been entitled to receive under the 2015 Management Bonus Plan, (ii) $18,634 per month for 12 months, representing 12 months’ salary for Mr. Weindel, and (iii) a lump sum of $20,906, which was determined based on the estimated cost to cover premium expense of purchasing COBRA continuation health insurance for up to 12 months following the termination. The benefits provided to Mr. Weindel under the Weindel Separation Agreement were in lieu of any amounts he was entitled to under his Severance Agreement.

In March 2016, the Executive Compensation Committee approved the 2016 Management Bonus Plan that rewards participants, including Messrs. Rogers, Borrows, Tewari, and Rhodes, with cash bonuses based on the achievement of certain performance objectives for the year ending December 31, 2016. Under the 2016 Management Bonus Plan, Mr. Rogers may receive a cash payout of up to 150% of his base salary depending upon the Company achieving certain asset light net revenue, Trucking segment operating ratio, and ROIC performance objectives set by the Executive Compensation Committee, subject to certain adjustments (the “2016 Company Goals”). Messrs. Borrows and Tewari may receive a cash payout of up to 100% of their respective base salaries and Mr. Rhodes may receive a cash payout of up to 50% of his base salary based upon the attainment of the 2016 Company Goals, weighted at 70%, and attainment of certain individual goals, weighted at 30%. The Executive Compensation Committee determined that increasing the percentage tied to the Company Goals to 70% in 2016 from 50% in 2015 further incentivizes alignment with consolidated performance.

In March 2016, the Executive Compensation Committee approved the 2016 STIP under which Messrs. Rogers, Borrows, and Tewari are eligible to receive certain equity awards with time-based vesting to incentivize retention. The amount of the STIP award is based on achievement of performance criteria for fiscal year 2016 (the "STIP Performance Period"). 2016 STIP participants are eligible to receive equity awards in the form of restricted stock. At its March 28, 2016 meeting, the Executive Compensation Committee approved a grant to Mr. Tewari of 6,451 shares of restricted stock, subject to vesting restrictions under the 2016 STIP. The restricted stock received under the 2016 STIP will be earned at the conclusion of the STIP Performance Period, with 50% of the restricted stock, representing 20% of salary at the time of the grant, earned upon continuous employment through the STIP Performance Period, and with the opportunity to earn a maximum of 100% of the restricted stock, which represents 40% of base salary at the time of the grant, based upon achievement of the 2016 Company Goals. The restricted shares earned at the end of the STIP Performance Period, are subject to additional time-based vesting in equal annual installments through January 31, 2020, as well as continued employment and certain other forfeiture provisions.

In March 2016, the Executive Compensation Committee approved the 2016 LTIP under which Messrs. Rogers, Borrows, and Tewari are eligible to receive certain long-term equity awards. 2016 LTIP participants are eligible to receive equity awards in the form of restricted stock, with a performance period from January 1, 2016, through December 31, 2018. At its March 28, 2016 meeting, the Executive Compensation Committee approved a grant to Mr. Tewari of 16,129 shares of restricted stock, subject to vesting restrictions under the 2016 LTIP. The restricted stock received under the 2016 LTIP will vest at the conclusion of the three-year performance period, subject to achievement of certain levels of ROIC, subject to certain adjustments, with the opportunity to earn between a minimum of 33.33% of the restricted stock, which represents 50% of base salary at the time of the grant for Mr. Rogers and 33.33% of base salary at the time of the grant for Messrs. Borrows and Tewari, and a maximum of 100% of the restricted stock, which represents 150% of base salary at the time of the grant for Mr. Rogers and 100% of base salary at the time of the grant for the Messrs. Borrows and Tewari.

Risks Regarding Compensation

As required by the SEC rules, the Executive Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a materially adverse effect on us. In making this determination, the Executive Compensation Committee primarily considered the following factors:

●

Our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual cash bonuses) and long-term (equity awards) elements. This balanced mix aligns our compensation with the achievement of short- and long-term goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize unreasonable risk-taking by employees in pursuit of short-term benefits.

●

Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

●	The Executive Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

●	Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry.

●

Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct reinforce the balanced compensation objectives used by our Executive Compensation Committee.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2015 awarded to, earned by, or paid to our Named Executive Officers who were, as of December 31, 2015, (i) the two individuals serving as our CEO (Messrs. Glaser and Simone), (ii) the individual serving as our CFO (Mr. Borrows), (iii) our three other most highly compensated executive officers serving as of December 31, 2015 with total compensation exceeding $100,000 for fiscal year 2015 (Messrs. Tewari, Rhodes, and Weindel), and (iv) one individual who served as our Executive Vice President, Truckload Operations, for a portion of the fiscal year ended December 31, 2015, but who was not serving as an executive officer as of December 31, 2015 (Mr. Overla). Mr. John R. Rogers, our current President and CEO, is not included in this table since he joined us as an executive officer after December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards (1)(2)($)		Grant Date Fair Value of Option Awards (3)($)		Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Thomas M. Glaser	2015	230,711	--	89,440		--		355,907	479,787	(4)	1,155,845
Former President and Chief Executive Officer

Michael K. Borrows	2015	225,000	14,332	123,178		--		175,668	69,725	(5)	607,903
Executive Vice President and	2014	57,542	--	44,993		--		75,000	4,900		182,435
Chief Financial Officer

Michael R. Weindel, Jr.	2015	220,454	--	88,830		--		129,885	1,000	(6)	440,169
Former Executive Vice President, SCS	2014	219,139	--	64,491		--		215,004	54,751		553,385
	2013	215,004	--	21,499		--		--	1,000		237,503

N. Martin Tewari	2015	68,850	100,000	597,413		--		100,000	9,426	(7)	875,689
President - Trucking

Christian C. Rhodes	2015	202,535	25,000	76,986		--		78,188	750	(8)	383,459
Vice President, Chief Information Officer

John M. Simone	2015	247,930	--	751,048	(9)	162,729	(10)	243,803	492,158	(11)	1,897,668
Former President and Chief Executive	2014	460,008	--	138,012		--		575,010	216,000		1,389,030
Officer	2013	402,507	--	362,250		207,255		--	51,000		1,023,012
			--
Russell A. Overla	2015	170,806		91,791		--		138,375	359,993	(12)	760,965
Former Executive Vice President,	2014	233,654	--	67,511		--		225,000	57,250		583,415
Truckload Operations	2013	130,385	--	22,496		--		--	19,750		172,631

(1)

The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB ASC Topic 718 ("FASB 718"). The value ultimately realized by the recipient may or may not be equal to this determined value. For a description of these grants, see "Executive Compensation – Compensation Discussion and Analysis." See "Item 8. Financial Statements and Supplementary Data – Note 9: Equity Compensation and Employee Benefits Plans" in our Form 10-K for the year ended December 31, 2015, for further discussion of our stock plans and the methods used to account for stock plan activity.

(2)

Awards of restricted stock are subject to vesting conditions, which may include continued employment, performance or other criteria. The amounts set forth have been calculated assuming all increments will vest, and the shares awarded have been valued at the grant date fair value.

(3)

The compensation disclosed in this column for 2015 represents the aggregate grant date fair value computed in accordance with FASB 718. See "Item 8. Financial Statements and Supplementary Data – Note 9: Equity Compensation and Employee Benefits Plans" in our Form 10-K for the year ended December 31, 2015, for further discussion of our stock plans and the methods used to account for stock plan activity.

(4)

Upon his appointment as President and CEO, Mr. Glaser continued to receive compensation received by non-employee directors of the Company for his service as a director. The amount disclosed in this column includes (i) fees earned or paid in cash of $36,000 and (ii) a stock award of 1,574 restricted shares, granted on May 7, 2015, which will vest on the date of the 2016 Annual Meeting, subject to certain acceleration and forfeiture provisions, which are valued based on the aggregate grant date fair value computed in accordance with FASB 718. The amount provided also includes (i) $175,000 and $67,742 paid to Mr. Glaser by Baker Street Capital Management, LLC, and Stone House Capital Management, LLC, respectively, (ii) $21,226 in reimbursed living and travel expenses during Mr. Glaser’s tenure as Interim COO, pursuant to the Consulting Agreement, (iii) $96,000 in consulting fees paid during Mr. Glaser’s tenure as Interim COO, pursuant to the Consulting Agreement, (iv) $43,320 in reimbursed living and travel expenses (including gross up for taxes) during Mr. Glaser’s tenure as CEO, and (v) $504 in life insurance premium benefit. See “Executive Compensation – Compensation Paid to our Named Executive Officers –President and Chief Executive Officer Compensation Structure” for additional details. See also “Executive Compensation – Compensation Discussion and Analysis – Director Compensation.”

(5)	Includes $69,725 of reimbursed relocation expenses, including the gross up for taxes.

(6)	Includes $1,000 life insurance premium benefit.

(7)	Includes $9,426 paid to Mr. Tewari as part of a relocation allowance of up to $30,000 provided in connection with his appointment as President – Trucking.

(8)	Includes $750 life insurance premium benefit.

(9)

Mr. Simone’s Separation Agreement provided that 18,750 shares of restricted stock scheduled to vest on February 18, 2016, would vest on July 7, 2015. The amount set forth includes the incremental fair value of the modified award as of the modification date of $375,000, in accordance with FASB 718.

(10)

Mr. Simone’s Separation Agreement provided that 10,727 nonqualified stock options scheduled to vest on February 18, 2016, would vest on July 7, 2015. The amount set forth represents the incremental fair value of the modified award as of the modification date of $162,729, in accordance with FASB 718.

(11)

Includes the following amounts payable under Mr. Simone’s Separation Agreement: (i) $460,000 in severance pay, which is equal to his annual base salary in effect as of the date of his separation and is payable for a period of twelve months following the Separation Date ($211,421 of this amount was paid in 2015), (ii) $1,957, representing reimbursement for the actual amount of Mr. Simone's COBRA continuation payments in 2015, (iii) $26,530 for vacation time and paid time off accrued but not used through the Separation Date, and (iv) $3,088 in reimbursed expenses associated with the conclusion of his employment. This amount also includes life insurance premium benefit of $583.

(12)

Includes the following amounts payable to Mr. Overla under his severance agreement and related letter agreement: (i) an aggregate of $345,938 in severance pay, which is equal to 18 months of his base salary in effect as of the date of his separation, and is payable in monthly installments for a period of eighteen months from the date of his separation ($57,656 of this amount was paid in 2015) and (ii) $13,305, representing payment for accrued but unused vacation time and paid time off as of his last day of employment with the Company. This amount also includes life insurance premium benefit of $750.

Narrative to the Summary Compensation Table

See "Executive Compensation – Compensation Discussion and Analysis" for a description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information regarding the incentive awards granted to our Named Executive Officers during 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stocks or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($) (2)
Thomas M. Glaser	--(3)	69,151	345,756	518,634	--	--	--	--	--	--	--
	5/07/15(4)	--	--		--	--	--	1,574	--	--	39,995

Michael K.	--	7,493	135,000	225,000	--	--	--	--	--	--	--
Borrows	1/22/15(5)	--	--	--	--	1,700	--	--	--	--	50,337
	1/22/15(6)	--	--	--	850	1,700	3,400	--	--	--	50,337
	7/29/2015(5)	--	--	--	--	760	--	--	--	--	22,504
Michael R.	--	7,446	134,162	223,604	--	--	--	--	--	--	--
Weindel, Jr.	1/22/15(5)	--	--	--	--	1,500	--	--	--	--	44,415
	1/22/15(6)	--	--	--	750	1,500	3,000	--	--	--	44,415
N. Martin Tewari	--(7)	50,000	100,000	100,000	--	--	--	--	--	--	--
	9/30/15(8)	--	--	--	--	--	--	29,019	--	--	499,997
	9/30/15(9)	--	--	--	$4,583	$55,000	$91,667	--	--	--	66,448
	9/30/15(10)	--	--	--	$4,583	$27,500	$36,667	--	--	--	30,968
Christian C.	--	3,345	60,087	100,145	--	--	--	--	--	--	--
Rhodes	1/22/15(5)	--	--	--	--	1,300	--	--	--	--	38,493
	1/22/15(6)	--	--	--	650	1,300	2,600	--	--	--	38,493
John M. Simone	--(11)	92,000	460,000	690,000	--	--	--	--	--	--	--
	1/22/15(5)	--	--	--	--	6,350	--	--	--	--	188,024
	1/22/15(6)	--	--	--	3,175	6,350	12,700	--	--	--	188,024
	7/7/15(12)	--	--	--	--	--	--	18,750	--	--	375,000
	7/7/15(12)	--	--	--	--	--	--	--	10,727	$4.83	162,729
Russell A. Overla	--(13)	7,680	138,375	230,625	--	--	--	--	--	--	--
	1/22/15(5)	--	--	--	--	1,550	--	--	--	--	45,896
	1/22/15(6)	--	--	--	775	1,550	3,100	--	--	--	45,896

(1)

Unless otherwise noted, these columns represent the approximate value of the payout to the Named Executive Officer based upon the attainment of certain consolidated performance goals and, for Messrs. Borrows, Weindel, and Rhodes, certain departmental goals, for the year ended December 31, 2015. The bonus threshold, target, and maximum set forth above are based upon the Named Executive Officer's 2015 base salary. For Messrs. Borrows, Weindel, and Overla, the target amount represents achievement of the performance goals at a level resulting in payment of 60% of their respective annual salaries. For Mr. Rhodes, the target amount represents achievement of the performance goals at a level resulting in payment of 30% of his annual salary. See "Executive Compensation – Compensation Discussion and Analysis" for additional detail with respect to the performance goals.

(2)

Except with respect to certain amended awards held by Mr. Simone and described in footnote 12, the amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB 718. The value ultimately realized by the recipient may or may not be equal to this determined value. See "Item 8. Financial Statements and Supplementary Data – Note 9: Equity Compensation and Employee Benefits Plans" in our Form 10-K for the year ended December 31, 2015, for further discussion of our stock plans and the methods used to account for stock plan activity.

(3)

In connection with his appointment as President and CEO, Mr. Glaser was eligible to receive a cash bonus, with a target of 100% of his base salary, prorated to 75% for actual service in 2015, based upon attainment of certain consolidated performance goals for the year ended December 31, 2015. See "Executive Compensation – Compensation Discussion and Analysis" for additional detail with respect to the performance goals.

(4)

Upon his appointment as President and CEO, Mr. Glaser continued to receive compensation received by non-employee directors of the Company for his service as a director. The amount disclosed in this column includes a stock award of 1,574 restricted shares received for service on the Board during 2015, which will vest on the date of the 2016 Annual Meeting, subject to certain acceleration and forfeiture provisions. See also “Executive Compensation – Compensation Discussion and Analysis – Director Compensation.”

(5)

This row represents the potential number of shares to be awarded to the Named Executive Officer based upon time-based vesting requirements, as discussed in more detail in the “Executive Compensation – Compensation Discussion and Analysis." The shares awarded to each of Messrs. Simone, Overla, and Weindel were forfeited upon the termination of their employment with the Company.

(6)

This row represents the potential number of shares to be awarded to the Named Executive Officer based upon the attainment of specified levels of ROIC over a three-year period, as described in more detail in the “Executive Compensation – Compensation Discussion and Analysis." The Executive Compensation Committee initially set performance objectives of operating income, operating ratio, and ROIC for the 2015 LTIP; however, before there was a contractual right to the award, the Executive Compensation Committee set the sole performance objective for the 2015 LTIP as ROIC. The shares awarded to each of Messrs. Simone, Overla, and Weindel were forfeited upon the termination of his employment with the Company.

(7)

Upon his appointment as President – Trucking, Mr. Tewari was eligible to receive a cash bonus of up to $100,000, based upon attainment of specified levels of loaded rate per mile and seated truck count for the fourth quarter of 2015. See "Executive Compensation – Compensation Discussion and Analysis" for additional detail with respect to the performance goals.

(8)

Upon his appointment as President – Trucking, Mr. Tewari received an initial equity grant valued at $500,000. The number of shares granted was calculated using the closing price ($17.23) of our common stock on the day Mr. Tewari's employment with the company began (September 30, 2015).

(9)

Upon his appointment as President – Trucking, Mr. Tewari was eligible to receive a performance-based equity grant with a value of up to 100.0% of base salary, prorated for the four calendar months during which Mr. Tewari was employed with the Company in 2015, based upon attainment of specified levels of unseated truck count, seated truck count, miles per truck per day, and daily load count, for the fourth quarter 2015, subject to certain adjustments. Because the award is payable in stock but denominated in dollars, the amounts shown reflect the potential dollar amounts awarded, in accordance with applicable SEC guidance. See "Executive Compensation – Compensation Discussion and Analysis" for additional detail with respect to the performance goals.

(10)

Upon his appointment as President – Trucking, Mr. Tewari was eligible to receive a time-vested equity grant with a value of up to 40.0% of base salary, prorated for the four calendar months during which Mr. Tewari was employed with the Company in 2015, based upon attainment of specified levels of unseated truck count, seated truck count, miles per truck per day, and daily load count, for the fourth quarter 2015, vesting in equal installments over four years, subject to certain adjustments. Because the award is payable in stock but denominated in dollars, the amounts shown reflect the potential dollar amounts awarded, in accordance with applicable SEC guidance. See "Executive Compensation – Compensation Discussion and Analysis" for additional detail with respect to the performance goals and vesting requirements.

(11)

In connection with his separation from the Company, Mr. Simone was eligible to earn any bonus he would have been entitled to receive under the 2015 Management Bonus Plan, prorated to reflect the period of time Mr. Simone was employed by the Company in 2015. The amounts provided reflect the non-prorated amounts awarded to Mr. Simone prior to his separation. See "Executive Compensation – Compensation Discussion and Analysis" for additional detail.

(12)

Represents 18,750 previously granted shares of restricted stock scheduled to vest on February 18, 2016, that vested on July 7, 2015, and 10,727 previously granted nonqualified stock options scheduled to vest on February 18, 2016, that vested on July 7, 2015. The vesting of these outstanding awards was accelerated to July 7, 2015 pursuant to the Separation Agreement. The indicated values of these awards represent the incremental fair value of the modified awards as of the modification date, in accordance with FASB 718.

(13)

In connection with his separation from the Company, Mr. Overla was paid a lump sum amount of $138,375, in cash, representing the target amount of non-equity incentive plan award under the 2015 Management Bonus Plan.

Narrative to Grants of Plan-Based Awards

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of these grants and the performance targets for payment of incentive awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding exercisable and unexercisable option awards as of December 31, 2015. The following table also sets forth information concerning outstanding stock awards as of December 31, 2015 that had been granted but that had not yet vested and had not yet been earned. For this purpose, an "unearned" award is one for which it has not yet been determined whether the applicable performance goals will be met.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Veste (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

Thomas M. Glaser	--		--	--	--		--		--	1,574	(2)	27,466

Michael K. Borrows	--		--	--	--		--		--	1,981	(3)	34,568
	--		--	--	--		--		--	2,550	(4)	44,498
	--		--	--	--		--		--	760	(5)	13,262

Michael R. Weindel, Jr.	208	(6)	--	18.58	08/01/2016		--		--	--		--
	--		--	--	--		--		--	8,752	(7)	152,722
	--		--	--	--		--		--	2,159	(8)	37,675
	--		--	--	--		--		--	4,428	(9)	77,269

N. Martin Tewari	--		--	--	--		--		--	29,019	(10)	506,382
	--		--	--	--		--		--	4,227	(11)	73,761
	--		--	--	--		1,970	(12)	34,377	--		--

Christian C. Rhodes	--		--	--	--		--		--	972	(13)	16,961
	--		--	--	--		--		--	2,916	(14)	50,884

John M. Simone	10,727	(15)	--	4.83	07/07/2016	(15)	--		--	--		--
Russell A. Overla (16)	--		--	--	--		--		--	--		--

(1)

The market value of shares of unvested, unearned restricted stock is equal to the product of the closing price of our common stock at the most recent fiscal year end and the number of unvested, unearned shares. The closing price of our common stock was $17.45 on December 31, 2015.

(2)

Represents a grant of restricted stock to Mr. Glaser on May 7, 2015, under the Incentive Plan as part of the non-employee director compensation package. The shares will vest on the date of the 2016 Annual Meeting, subject to certain acceleration and forfeiture provisions.

(3)

Represents a grant of restricted stock to Mr. Borrows on September 23, 2014, in connection with his appointment as Executive Vice President and Chief Financial Officer. The shares vest in equal annual increments on the first through fourth anniversaries of the grant date. The vesting of the shares is subject to certain continued employment, acceleration, and forfeiture provisions.

(4)

Represents a grant of restricted stock to Mr. Borrows on January 22, 2015. 1,700 of the shares are subject to time-based vesting in equal annual increments on the first through fourth anniversaries of the grant date, and 850 of the shares will vest based upon the attainment of specified levels of ROIC over a three-year period, as described in more detail in the “Executive Compensation – Compensation Discussion and Analysis." With respect to the performance-based vesting shares, the amounts disclosed are based on the threshold number of shares as the Company had not exceeded the threshold level of the performance criteria as of December 31, 2015. The vesting of the shares is subject to certain continued employment, acceleration, and forfeiture provisions.

(5)

Represents a grant of restricted stock to Mr. Borrows on July 29, 2015 based on achievement of certain 2014 performance goals. The shares are subject to time-based vesting in equal annual increments on the first through fourth anniversaries of January 22, 2015. The vesting of the shares is subject to certain continued employment, acceleration, and forfeiture provisions.

(6)	Options had a vesting date of 08/01/13.

(7)

Represents a grant of restricted stock to certain officers of the Company, including Mr. Weindel, on July 16, 2008. Each participating officer’s restricted shares of common stock will vest in varying amounts over the ten-year period beginning April 1, 2011, subject to the Company’s attainment of retained earnings growth. Increments that are scheduled to vest on April 1, 2016, and 2017 were deemed forfeited during 2013 due to the Company not meeting the specified performance criteria. Deemed shares will remain outstanding until their scheduled vesting dates, at which time their forfeiture will become effective. The number of shares deemed forfeited for Mr. Weindel for these two increments was 4,376. Because it was conclusively determined that these increments will be forfeited, these shares do not represent potentially realizable compensation to Mr. Weindel at December 31, 2015, and as such are not included in the table. All of the remaining shares of unvested restricted stock associated with this award were forfeited by Mr. Weindel upon the termination of his employment with the Company on February 8, 2016.

(8)

Represents a grant of restricted stock to certain officers of the Company, including Mr. Weindel, on January 30, 2013. The shares were subject to vesting in equal annual increments beginning February 1, 2014 and continuing through and including February 1, 2017. The vesting of the shares was subject to certain continued employment, acceleration, and forfeiture provisions. All unvested shares of restricted stock associated with this award were forfeited by Mr. Weindel upon the termination of his employment with the Company on February 8, 2016.

(9)

Represents a grant of restricted stock to Mr. Weindel on January 22, 2015, of which (i) 1,500 of the shares were subject to time-based vesting in equal annual increments on the first through fourth anniversaries of the grant date, (ii) 750 of the shares were subject to vesting based upon the attainment of specified levels of ROIC over a three-year period, as described in more detail in the “Executive Compensation – Compensation Discussion and Analysis" and (iii) 2,178 of the shares were awarded for the achievement of performance features associated with the 2014 Management Bonus Plan and were subject to time based vesting in equal annual increments on the first through fourth anniversaries of the grant date. With respect to the 750 performance-based vesting shares, the amounts disclosed are based on the threshold number of shares as the Company had not exceeded the threshold level of the performance criteria as of December 31, 2015. The vesting of the shares was subject to certain continued employment, acceleration, and forfeiture provisions. All unvested shares of restricted stock associated with this award were forfeited by Mr. Weindel upon the termination of his employment with the Company on February 8, 2016.

(10)

Represents a grant of restricted stock to Mr. Tewari on September 30, 2015, in connection with his appointment as President - Trucking. The shares will vest in equal annual increments on the first through fourth anniversaries of the grant date. The vesting of the shares is subject to certain continued employment, acceleration, and forfeiture provisions.

(11)

Represents a grant to Mr. Tewari on September 30, 2015, in connection with his appointment as President – Trucking, of the right to receive shares of unrestricted stock upon the achievement of certain performance goals relating to the Company’s fourth quarter of 2015 performance.

(12)

Represents a grant to Mr. Tewari on September 30, 2015, in connection with his appointment as President – Trucking, of the right to receive shares of time-vesting restricted stock upon the achievement of certain performance goals relating to the Company’s fourth quarter of 2015 performance. The number provided represents the actual number of restricted shares issued as a result of achieving such performance goals. The shares will vest in equal annual increments on the first through fourth anniversaries of the grant date.

(13)

Represents a grant of restricted stock to Mr. Rhodes on April 1, 2013, in connection with the commencement of his employment. The shares will vest in equal annual increments on the first through fourth anniversaries of the grant date. The vesting of the shares is subject to certain continued employment, acceleration, and forfeiture provisions.

(14)

Represents a grant of restricted stock to Mr. Rhodes on January 22, 2015, of which (i) 1,300 of the shares are subject to time-based vesting in equal annual increments on the first through fourth anniversaries of the grant date, (ii) 650 of the shares will vest based upon the attainment of specified levels of ROIC over a three-year period, as described in more detail in the “Executive Compensation – Compensation Discussion and Analysis" and (iii) 966 shares were awarded for the achievement of performance features associated with the 2014 Management Bonus Plan and were subject to time based vesting in equal annual increments on the first through fourth anniversaries of the grant date. With respect to the 650 performance-based vesting shares, the amounts disclosed are based on the threshold number of shares as the Company had not exceeded the threshold level of the performance criteria as of December 31, 2015. The vesting of the shares is subject to certain continued employment, acceleration, and forfeiture provisions.

(15)

These options had an original vesting date of February 18, 2016 and expiration date of February 18, 2023. Pursuant to the separation agreement between the Company and Mr. Simone, the vesting date was accelerated to July 7, 2015 (the date of the separation agreement) and the expiration date was accelerated to July 7, 2016.

(16)

Mr. Overla resigned from his position as Executive Vice President, Truckload Operations, effective September 24, 2015. At December 31, 2015, all unvested outstanding equity awards previously granted to Mr. Overla had been forfeited.

Options Exercised and Stock Vested

The following table sets forth information regarding the values realized by our Named Executive Officers upon the exercising of stock options and vesting of restricted stock during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)($)
Thomas M. Glaser	--	--	--	--
Michael K. Borrows	--	--	661	13,220
Michael R. Weindel, Jr.	209	205	1,079	29,673
N. Martin Tewari	--	--	--	--
Christian C. Rhodes	--	--	485	13,304
John M. Simone	21,454	526,267	37,500	971,063
Russell A. Overla	--	--	879	20,911

(1)	Determined by multiplying the number of shares acquired on exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price.

(2)	Determined by multiplying the number of shares acquired upon vesting by the closing price on the date of vesting.

Director Compensation

The following table sets forth information concerning compensation for the last fiscal year for our non-employee directors and Mr. Glaser.

Name	Fees Paid in Cash ($)(1)	Stock Awards ($) (2)		Total ($)
Robert A. Peiser	80,000	84,996	(3)	164,996
William H. Hanna	64,250	39,995	(4)	104,245
Richard B. Beauchamp	48,000	39,995	(4)	87,995
James D. Simpson, III	54,250	39,995	(4)	94,245
Robert E. Creager	64,750	39,995	(4)	104,745
Vadim Perelman (5)	20,500	--		20,500
Thomas M. Glaser (6)	36,000	39,995		75,995
Alexander D. Greene	55,500	39,995	(4)	95,495
Gary R. Enzor	61,250	39,995	(4)	101,245

(1)	Represents fees paid based on meetings held during 2015.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2015 for the fair value of restricted stock awards granted to each director in 2015, in accordance with FASB ASC Topic 718.

(3)	Mr. Peiser was granted 3,345 shares of restricted stock May 7, 2015, which will vest on the date of the 2016 Annual Meeting, subject to certain acceleration and forfeiture provisions.

(4)

Messrs. Hanna, Beauchamp, Simpson, Creager, Greene, Glaser and Enzor were each granted 1,574 shares of restricted stock on May 7, 2015, which will vest on the date of the 2016 Annual Meeting, subject to certain acceleration and forfeiture provisions.

(5)	Mr. Perelman resigned as a member of the Board of Directors on May 20, 2015.

(6)	Upon his appointment as President and CEO, Mr. Glaser continued to receive compensation received by non-employee directors of the Company for his service as a director.

Narrative to Director Compensation

Each nonemployee, non-chair director, and Mr. Glaser, was paid an annual cash retainer of $35,000 and, with the exception of Mr. Perelman, a $40,000 equity retainer consisting of restricted shares of our common stock. Mr. Perelman’s annual cash retainer was prorated to reflect the fact that he resigned from the Board on May 20, 2015. The Chairman was paid an annual cash retainer of $55,000, and an $85,000 annual equity retainer consisting of restricted shares of our common stock. All shares granted shall vest on the date of the 2016 Annual Meeting, subject to certain acceleration and forfeiture provisions. The equity awards to all nonemployee directors are determined based on the closing price of our common stock on the date of the grant, May 7, 2015, and are subject to certain acceleration and forfeiture provisions. Nonemployee directors did not receive per-meeting fees for attending Board meetings, but did receive fees for attending committee meetings.

The Chairman of the Audit Committee was paid an annual cash retainer of $7,500, in addition to a $5,000 cash annual retainer paid to all members of the Audit Committee. From January 1, 2015 through May 7, 2015, Audit Committee members were also paid a fee of $500 per Audit Committee meeting attended in person and $250 per meeting attended via teleconference. Effective May 8, 2015, Audit Committee members were paid a fee of $1,000 per Audit Committee meeting attended in person and $500 per meeting attended via teleconference.

The Chairman of the Executive Compensation Committee was paid an annual cash retainer of $5,000, in addition to a $3,500 annual cash retainer paid to Mr. Peiser for his participation on the Executive Compensation Committee and a $1,000 annual cash retainer paid to all members of the Executive Compensation Committee. From January 1, 2015 through May 7, 2015, Executive Compensation Committee members were also paid a fee of $500 per Executive Compensation Committee meeting attended in person and $250 per meeting attended via teleconference. Effective May 8, 2015, Executive Compensation Committee members were paid a fee of $1,000 per Executive Compensation Committee meeting attended in person and $500 per meeting attended via teleconference.

The Chairman of the Nominating and Corporate Governance Committee was paid an annual cash retainer of $5,000, in addition to a $2,000 annual cash retainer paid to all members of the Nominating and Corporate Governance Committee. From January 1, 2015 through May 7, 2015, no members of the Nominating and Corporate Governance Committee were paid a fee for attending meetings of the Nominating and Corporate Governance Committee. Effective May 8, 2015, Nominating and Corporate Governance Committee members were paid a fee of $1,000 per Nominating and Corporate Governance Committee meeting attended in person and $500 per meeting attended via teleconference.

See "Corporate Governance – The Board of Directors and its Committees – Additional Corporate Governance Policies" for a description of our stock ownership policy.

With the exception of Mr. Glaser, as described above, directors who are our employees do not receive compensation for Board or committee service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our current directors (including the three nominees for election at the Annual Meeting), each Named Executive Officer, and all current directors and executive officers as a group, including the beneficial ownership of our common stock as of March 9, 2016 for each individual and the group. The table also lists the name, address and share ownership information for all stockholders known to us to own, directly or indirectly, more than 5% of the outstanding shares of common stock, our only class of voting securities, as of March 9, 2016. Each person named in the table, unless otherwise indicated, has sole voting and investment power with respect to the shares indicated as being beneficially owned by him or it. Mrs. Chambers became a director on March 28, 2016, and accordingly was not a director on the date of this table.

	Common Stock Beneficially Owned
	Number of		Percent
Name and (if applicable) Address	Shares*		of Class
Directors:
John R. Rogers	97,691		1.0%
Thomas M. Glaser	12,434		**
James D. Simpson, III	12,131		**
William H. Hanna	51,618	(1)	**
Richard B. Beauchamp	12,284		**
Robert A. Peiser	46,783	(2)	**
Robert E. Creager	10,732		**
Alexander D. Greene	3,652		**
Gary R. Enzor	3,594		**
Barbara J. Faulkenberry	1,197		**

Named Executive Officers (Excluding Persons Named Above):
Michael K. Borrows	37,481		**
Michael R. Weindel***	17,955	(3)	**
N. Martin Tewari	35,216		**
Christian C. Rhodes	5,508		**
John M. Simone***	51,671	(4)	**
Russell A. Overla***	2,930	(5)	**
All Current Directors and Executive Officers as a Group (15 Persons)	374,947	(6)	3.9%

Beneficial Owners of More Than 5% of Outstanding Common Stock (Excluding Persons Named Above):
Stone House Capital Management, LLC, SH Capital Partners, L.P., and Mark Cohen	950,000	(7)	9.9%
950 Third Avenue, 17th Floor, New York, New York 10022
Dimensional Fund Advisors LP	898,681	(8)	9.4%
Building One, 6300 Bee Cave Road, Austin, Texas 78746
James B. Speed	720,063	(9)	7.5%
2323 So. 40th Street, Fort Smith, Arkansas 72903
BlackRock, Inc.	642,120	(10)	6.7%
55 East 52nd Street, New York, New York 10055
Flint Ridge Capital LLC and John P. Szabo, Jr.	501,843	(11)	5.2%
16 School Street, Second Floor, Rye, New York 10580

*        All fractional shares (which were acquired through participation in our Employee Stock Purchase Plan) have been rounded down to the nearest whole share.

**     The amount represents less than 1% of the outstanding shares of common stock.

***	The individual was a Named Executive Officer in 2015, however his employment was terminated before March 9, 2016.

(1)

Mr. Hanna has voting and dispositive power with respect to 51,618 shares that he beneficially owns.  Of those 51,618 shares (a) 12,300 shares are held of record by Hanna Family Investments LP, (b) 21,000 shares are held of record by Hanna Oil and Gas Company, (c) 11,544 shares are held of record in a revocable trust of which he is trustee, and (d) 5,200 shares are held of record in an irrevocable trust of which he is trustee, and (e) 1,574 shares are held of record by Mr. Hanna himself.

(2)

Mr. Peiser has voting and dispositive power with respect to 46,783 shares that he beneficially owns. Of those 46,783 shares (a) 17,927 shares are held of record in a revocable trust of which he is trustee and (b) 28,856 shares are held of record by Mr. Peiser himself.

(3)

This information is based on the 36,207 shares reported on Mr. Weindel's last Form-4 filed with the SEC on February 3, 2016, plus the 208 shares underlying presently exercisable options, plus 6 shares subsequently purchased under the Company's employee stock purchase plan, less the 18,466 shares of restricted stock forfeited upon the termination of his employment with the Company.

(4)

This information is based on the 83,495 shares reported on Mr. Simone's last Form-4 filed with the SEC on March 10, 2015, 28,634 shares of which were reported as being held by trust, plus the 10,727 shares underlying presently exercisable options, less 6,440 shares of restricted stock forfeited for tax withholding obligations on vested shares, less the 36,111 shares of restricted stock forfeited upon the termination of his employment with the Company.

(5)

This information is based on the 9,874 shares reported on Mr. Overla's last Form-4 filed with the SEC on May 28, 2015, plus 193 shares purchased under the Company's employee stock purchase plan after May 28, 2015 and before termination of his employment with the Company, less the 7,137 shares of restricted stock forfeited upon the termination of his employment with the Company.

(6)	The other executive officers are James A. Craig and Joseph M. Kaiser. Mr. Craig beneficially owns 41,587 shares. Mr. Kaiser beneficially owns 3,039 shares.

(7)

This information is based solely on a report on Schedule 13D filed with the SEC on May 22, 2015, by Stone House Capital Management, LLC, SH Capital Partners, L.P., and Mark Cohen. Stone House Capital Management, LLC has sole voting power with respect to no shares, shared voting power with respect to 950,000 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 950,000 shares.  SH Capital Partners, L.P., has sole voting power with respect to 950,000 shares, shared voting power with respect to no shares, sole dispositive power with respect to 950,000 shares and shared dispositive power with respect to no shares. Mark Cohen has sole voting power with respect to no shares, shared voting power with respect to 950,000 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 950,000 shares. Information is as of May 20, 2015.

(8)

This information is based solely on a report on Schedule 13G/A filed with the SEC on February 9, 2016, which indicates that Dimensional Fund Advisors LP, an investment advisor, has sole voting power with respect to 871,567 shares, shared voting power with respect to no shares, sole dispositive power with respect to 898,681 shares and shared dispositive power with respect to no shares.  Information is as of December 31, 2015.

(9)

With respect to the shares owned directly by Mr. Speed, this information is based on information provided by Mr. Speed’s brokers. With respect to the shares owned by Mr. Speed’s wife and shares held for the benefit of his daughter, the information is based solely on a Schedule 13G/A filed with the SEC on March 4, 2013. Mr. Speed has sole voting and dispositive power with respect to all 720,063 shares and shared voting and dispositive power with respect to no shares. The amount shown does not include (a) 66,823 shares of common stock held by Mr. Speed’s wife (of which Mr. Speed disclaims beneficial ownership) and (b) 17,669 shares of common stock held in a trust (of which Mr. Speed’s wife is trustee) for the benefit of his daughter (of which Mr. Speed disclaims beneficial ownership). Information is as of December 31, 2012.

(10)

This information is based solely on a report on Schedule 13G filed with the SEC on January 28, 2016, which indicates that BlackRock, Inc. has sole voting power with respect to 628,313 shares, shared voting power with respect to no shares, sole dispositive power with respect to 642,120 shares and shared dispositive power with respect to no shares.  Information is as of December 31, 2015.

(11)

This information is based solely on a report on Schedule 13G filed with the SEC on February 11, 2016, by Flint Ridge Capital, LLC and John P. Szabo, Jr. Flint Ridge Capital, LLC has sole voting power with respect to no shares, shared voting power with respect to 379,822 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 379,822 shares. John P. Szabo, Jr. has sole voting power with respect to 122,021 shares, shared voting power with respect to 379,822 shares, sole dispositive power with respect to 122,021 shares, and shared dispositive power with respect to 379,822 shares. Information is as of December 31, 2015.

CERTAIN TRANSACTIONS

We have a long-standing written policy of not making loans to our officers, directors or affiliates. Our policy further prohibits entering into leases, equipment purchase agreements or other contracts with our officers, directors or affiliates unless the Board, and the disinterested members of the Board, so approve upon the Audit Committee’s recommendation, after the Audit Committee has determined that the transaction is reasonable, in the best interest of USA Truck and on terms no less favorable than could be obtained from an unrelated third party.

In May 2015, we participated in a registered public secondary offering of our common stock. We did not offer securities in or receive any proceeds from the offering. Our participation entailed the preparation and filing of a registration statement and related filings, participation in due diligence, the payment of certain related fees and expenses, and the facilitation of certain other processes relating to the offering. The selling stockholders in this offering were Baker Street Capital, L.P. (“BSC LP”) and SH Capital Partners, LP (“SHCP LP”). Baker Street Capital Management, LLC (“BSCM LLC”) was the investment manager of BSC LP. Baker Street Capital GP, LLC (“BSC GP”) is the general partner of BSC LP. At that time, Vadim Perelman, one of our directors, was the managing member of each of BSCM LLC and BSC GP. BSC LP sold 1,400,000 shares of our common stock in the offering at a price of $19.00 per share, for gross proceeds of approximately $26.6 million, before expenses. We paid approximately $125,000 in unreimbursed expenses in connection with our participation in the offering, which included, among other things, professional fees and roadshow expenses. We participated in the offering pursuant to previously disclosed Cooperation Agreements entered into with BSC LP, SHCP LP, and certain of their respective affiliates in February 2015. The Company’s participation in this secondary offering was approved by the Board and the disinterested members of the Board.

Other than as set forth above, since January 1, 2015, there were no transactions involving a "related person," as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K, identified in the responses to the annual questionnaire sent to each of our directors and executive officers, or otherwise known to the Audit Committee or to us.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm we utilized during fiscal years 2015 and 2014 was Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representatives of Grant Thornton LLP will have the opportunity to make a statement at the Annual Meeting if they choose to do so.

Principal Accounting Fees and Services

The following table presents fees for professional services rendered by our principal accountant, Grant Thornton LLP, for the years ended December 31, 2015 and 2014 for the audit of our consolidated financial statements and fees billed for other services rendered.

	2015	2014
Audit Fees (a)	$385,000	$382,200

Other Fees:
Audit-Related Fees (b)	--	--
Tax Fees (c)	--	--
All Other Fees (d)	$45,000	--

(a)

Fees and expenses for (i) the integrated audit of the consolidated financial statements included in our Annual Reports on Form 10-K and internal control over financial reporting for 2015; (ii) the reviews of the interim consolidated financial information included in our Quarterly Reports on Form 10-Q; (iii) consultations concerning financial accounting and reporting; and (iv) reviews of documents filed with the SEC and provision of related consents.

(b)	Fees and expenses paid to our principal accountant for services reasonably related to the performance of the audit or review of our financial statements that are not reported under "audit fees."

(c)	Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice.

(d)

Fees and expenses paid to our principal accountant for services other than audit fees, audit-related fees, and tax fees. For 2015, the amount shown includes approximately $30,000 in fees incurred in connection with our participation in the May 2015 secondary offering discussed above.

The Audit Committee selects the firm that performs the integrated audit of our consolidated financial statements and internal control over financial reporting, determines the compensation of that firm and pre-approves all services of any type that firm renders to us. The Audit Committee has been informed of the types of services Grant Thornton LLP rendered to us and has determined that, in providing those services, Grant Thornton LLP has maintained its independence as to us. The Audit Committee has a written policy for the pre-approval of the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee pre-approves the engagement terms and fees of annual audit services, and any changes in such terms and fees resulting from changes in audit scope, our structure or other matters. The Audit Committee may also grant pre-approval for other audit services, audit-related services (which include assurance and related services that are reasonably related to the audit or review of our consolidated financial statements and that are traditionally performed by the independent auditor) and tax services. Each pre-approval, unless earlier withdrawn or modified by the Audit Committee, has a term of twelve months, unless the Audit Committee specifically provides for a different period. The pre-approval policy also contains a non-exclusive list of prohibited non-audit services that may not be performed by our independent registered public accounting firm, and provides that permissible non-audit services classified as "all other services" must be separately pre-approved by the Audit Committee. The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated under the Exchange Act, which permits the waiver of the pre-approval requirements in certain circumstances.

STOCKHOLDER PROPOSALS

Under SEC rules and regulations, stockholder proposals intended to be presented at the 2017 Annual Meeting must be received by the Company no later than December 7, 2016 to be eligible for inclusion in our proxy statement and form of proxy for next year’s meeting. However, if the date of the 2017 Annual Meeting is more than thirty days before or after May 3, 2017, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2017 Annual Meeting shall be a reasonable time before we begin to print or mail such proxy materials.

If, pursuant to our bylaws, any stockholder intends to present a proposal at the 2017 Annual Meeting without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 3, 2017 and no later than February 2, 2017. Any notice received prior to January 3, 2017 or after February 2, 2017 is untimely. However, if the date of the 2017 Annual Meeting is more than twenty-five days before or after May 3, 2017, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the first day on which the notice of the date of the 2017 Annual Meeting was mailed or public disclosure of the date of the annual meeting otherwise was made, whichever occurs first.

Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws and regulations and our bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. Proposals should be addressed to USA Truck, Inc., Attention: Corporate Secretary, 3200 Industrial Park Road, Van Buren, Arkansas 72956.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors
David F. Marano
Secretary

April 6, 2016

Upon written request of any stockholder, we will furnish, without charge, a copy of our 2015 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. The written request should be sent to David F. Marano, Secretary, at our executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956. The written request must state that as of March 9, 2016, the person making the request was a beneficial owner of shares of our common stock.

Fitch Proof 84878 USA Trucking Proxy Card Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

REVOCABLE PROXY
USA TRUCK, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 2, 2016.

INTERNET/MOBILE – **www.cstproxyvote.com**
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE.

▲ **Detach card, sign, date and mail in postage paid envelope provided.** ▲

PROXY

Please mark your votes like this **X**

1. Election of three (3) Class III directors for a term of office expiring at the 2019 Annual Meeting of Stockholders
   - **(01) Robert A. Peiser**
   - **(02) Robert E. Creager**
   - **(03) Alexander D. Greene**

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

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2. Advisory approval of the Company's Executive Compensation

FOR	AGAINST	ABSTAIN
☐	☐	☐

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

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This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

The stockholder acknowledges receipt of the Notice and Proxy Statement for the 2016 Annual Meeting of Stockholders and the annual report to stockholders for the year ended December 31, 2015.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NAMED NOMINEES AND FOR THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2016.**

(Please sign exactly as name(s) appear(s) above. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

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Fitch Proof 84878 USA Trucking Proxy Card Back

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders

On-line Annual Meeting Materials:
http://www.cstproxy.com/usa-truck/2016

▲ Detach card, sign, date and mail in postage paid envelope provided. ▲

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SECRETARY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 3, 2016. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS ONE AND TWO.

The stockholder of record hereby appoints ROBERT A. PEISER and JOHN R. ROGERS, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of USA Truck, Inc. (the "Company"), to be held on May 3, 2016, at 10:00 a.m., Central Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

(Continued and to be marked, dated and signed, on the other side)

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